UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No._)

Filed by the Registrant [X]    Filed by a Party other than the Registrant [  ]
Check the appropriate box:

[X]     Preliminary Proxy Statement

[   ]     Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to §240.14a-12

Citizens Community Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  ]     No fee required.

[X]     Fee computed on table below per Exchange Act Rules 1 4a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock
2)	Aggregate number of securities to which transaction applies: 641,915
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $14.41
4)	Proposed maximum aggregate value of transaction: $9,250,000
5)	Total fee paid: $1,083.00
[ ]	Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

NEXT PAGE

[CITIZENS COMMUNITY BANCORP LETTERHEAD]

YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

            You are cordially invited to attend a special meeting of shareholders of Citizens Community Bancorp. The meeting will be held at the Citizens Community Federal offices at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin on ______, _________, 2005, at __:00 p.m., local time.

            At the special meeting, you will be asked to approve the issuance of ______ additional shares of our common stock, subject to adjustment, to Citizens Community MHC in connection with a merger of Community Plus Savings Bank, Rochester Mills, Michigan into our subsidiary, Citizens Community Federal.

            The completion of the merger with Community Plus Savings Bank is subject to certain conditions, including the approval of the proposal to issue additional shares of our common stock to Citizens Community MHC by the affirmative vote of our outstanding shares of common stock, excluding shares held by Citizens Community MHC. We urge you to read the attached proxy statement carefully. It describes the merger agreement in detail and includes a copy of the merger agreement as Appendix A.

            Our board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" approval of the proposal to issue additional shares of our common stock to Citizens Community MHC in connection with the merger.

            It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

            Thank you for your cooperation.

Sincerely, James G. Cooley President and Chief Executive Officer

NEXT PAGE

CITIZENS COMMUNITY BANCORP
2174 EastRidge Center
Eau Claire, Wisconsin 54701
(715) 836-9994

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on __________, 2005

            Notice is hereby given that a special meeting of shareholders of Citizens Community Bancorp will be held at Citizens Community Federal's offices at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire Wisconsin, on ________, 2005, at __:00 p.m. local time.

            A proxy card and a proxy statement for the special meeting are enclosed.

            The special meeting is for the purpose of considering and voting on the following proposal:

The approval of the issuance of _______ shares of common stock, $0.01 par value, of Citizens Community Bancorp, subject to adjustment, to Citizens Community MHC pursuant to the Agreement and Plan of Merger, dated as of January 6, 2005, by and among Citizens Community MHC, Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank, pursuant to which Community Plus Savings Bank will merge with and into Citizens Community Federal.

Shareholders also will transact such other business as may properly come before the special meeting, or any adjournment or postponement thereof. As of the date of this notice, we are not aware of any other business to come before the special meeting.

            The Board of Directors has fixed the close of business on ___________, 2005, as the record date for the special meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof. To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors. The proxy will not be used if you attend and vote at the special meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS James G. Cooley President and Chief Executive Officer

Eau Claire, Wisconsin
_____________, 2005

Important: The prompt return of proxies will save us the expense of further requests for proxies to ensure a quorum at the special meeting. A pre-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.

NEXT PAGE

Questions and Answers About the Meeting

Question: What am I being asked to vote on and how does the board of directors recommend that I vote?

Answer: You are being asked to vote on one matter:

the issuance of __________ shares of our common stock, subject to adjustment, to Citizens Community MHC as part of the merger of Community Plus Savings Bank with and into Citizens Community Federal, the wholly owned subsidiary of Citizens Community Bancorp.

Our board of directors has determined that the issuance of ________ shares of our common stock, subject to adjustment, to Citizens Community MHC as part of the merger with Community Plus Savings Bank is in the best interests of our shareholders and unanimously recommends that you vote "FOR" issuance of the shares.

Question: Why are we merging with Community Plus Savings Bank?

Answer: We believe that the merger will benefit our customers, employees and shareholders by creating a stronger financial institution that will be better positioned to compete in the financial services industry by offering its financial products and services in a broader market and through more efficient operations. To review our reasons for the merger in greater detail, see pages __ through __.

Question: What votes are required in connection with the proposed merger?

Answer: The Office of Thrift Supervision is requiring the issuance of _________ shares of our common stock, subject to adjustment, to Citizens Community MHC to be approved by the affirmative vote of a majority of our outstanding shares of common stock, as well as a majority of our outstanding shares of common stock excluding shares owned by Citizens Community MHC. The approval of the merger agreement also requires the affirmative vote of a majority of the votes eligible to be cast by Community Plus Savings Bank's members.

Question: How will the merger effect my shares?

Answer: Your shares will remain outstanding and will not change as a result of the merger. However, as a result of the issuance of _________ shares of our common stock to Citizens Community MHC, our shareholders (except Citizens Community MHC) are expected to experience a dilution in ownership interest of approximately ____% when the new shares are issued.

Question: When is the merger expected to be completed?

Answer: We expect to complete the merger as soon as practicable after receiving all required shareholder, member and regulatory approvals and after any waiting periods specified in the regulatory approvals have lapsed. We currently expect to complete the merger during the second calendar quarter of 2005.

Question: What are the tax consequences of the merger to me?

Answer: You should not recognize any gain or loss for federal income tax purposes solely as a result of the merger or the share issuance.

Question: What should I do now?

Answer: After you have carefully read this document, please indicate on your proxy card how you want to vote. Then, sign, date and mail the proxy card in the enclosed prepaid envelope as soon as possible. This will enable your shares to be represented at the meeting.

Question: If my shares are held in a stock brokerage account or by a bank or other nominee (i.e., in "street name") will my shares automatically be voted for me?

Answer: Your broker will not be able to vote your shares, unless you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker on the proposal to issue additional shares, your shares will not be voted, and this will have the effect of voting against the issuance of shares to Citizens Community MHC. Please check the voting form used by your broker to see if it offers telephonic or Internet voting.

NEXT PAGE

Question: Who can help answer my questions?

Answer: If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

James G. Cooley
Citizens Community Bancorp
2174 EastRidge Center
Eau Claire, Wisconsin 54701
(715) 836-9994

Summary

This summary highlights selected information from this proxy statement and does not contain all the information that is important to you. For a more complete description of the terms of the proposed merger, we urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement, attached as Appendix A.

THE COMPANIES

Citizens Community Bancorp Citizens Community Federal Citizens Community MHC 2174 EastRidge Center Eau Claire, Wisconsin 54701 (715) 836-9994	Citizens Community Bancorp is a federally chartered stock holding company and the parent company of Citizens Community Federal. Citizens Community Federal is a federally chartered stock savings bank headquartered in Eau Claire, Wisconsin. Citizens Community Federal operates through ten banking centers servicing the communities of Eau Claire, Buffalo, Jackson, Sauk, Barron and Chippewa Counties in Wisconsin and Blue Earth and Washington Counties in Minnesota. Citizens Community Federal is a community-oriented financial institution serving consumers and small businesses. Currently, 67.8% of our outstanding common stock is owned by Citizens Community MHC, a federally chartered mutual holding company. At December 31, 2004, we had total assets of $168.5 million, deposits of $129.1 million and stockholders' equity of $19.8 million.

Community Plus Savings Bank 310 W. Tienken Road Rochester Hills, Michigan 48306 (248) 651-8202	Community Plus Savings Bank is a federally chartered mutual savings bank headquartered in Rochester Hills, Michigan. It operates through two banking offices located in Rochester Hills and Lake Orion, Michigan. Community Plus Savings Bank is a community-oriented financial institution serving consumers and small businesses. At December 31, 2004, Community Plus Savings Bank had total assets of $46.4 million, deposits of $42.0 million and total equity of $4.1 million.

NEXT PAGE

THE SPECIAL MEETING

Place, Date and Time (page 14)	The special meeting of shareholders will be held at Citizens Community Federal's offices located at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin on _______, _________, 2005 at __:00 p.m., local time.

Purpose of the Meeting (page 14)	At the special meeting, you will be asked to approve the issuance of _________ shares of our common stock, subject to adjustment, to Citizens Community MHC, and to transact any other business that may properly come before the meeting.

Who Can Vote at the Meeting (page 14)	You can vote at the special meeting if you owned shares of our common stock at the close of business on ________, 2005. You will be able to cast one vote for each share of our common stock you owned at that time. As of ______, 2005, there were ________ shares of our common stock outstanding, including _______ shares held by Citizens Community MHC.

What Vote is Required to Approve the Issuance of Additional Shares of Common Stock (page 14)	The Office of Thrift Supervision is requiring the issuance of _________ additional shares to be approved by a majority of the outstanding shares of our common stock, excluding shares owned by Citizens Community MHC. You can vote your shares by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. As of ________, 2005, our directors and executive officers owned approximately ___% of our outstanding common stock. Citizens Community MHC and each of our directors and executive officers have indicated to us that they intend to vote their shares of common stock in favor of the proposal to issue additional shares.

THE MERGER

A copy of the merger agreement is provided as Appendix A to this proxy statement. Please read the entire merger agreement carefully. It is the legal document that governs the merger.

Overview of the Transaction	In March 2004, we reorganized Citizens Community Federal into a stock savings bank with a mutual holding company structure. As part of that transaction we sold shares to our customers in a subscription offering. The majority of Citizens Community Bancorp's outstanding shares were retained by Citizens Community MHC. As a result of the reorganization, our current organization structure is as follows:

NEXT PAGE

Under the merger agreement, Community Plus Savings Bank will merge with and into Citizens Community Federal. Citizens Community Federal will be the surviving institution. In connection with the merger, we will issue shares of our common stock to Citizens Community MHC in an amount equal to the value of Community Plus Savings Bank as determined by an independent appraisal.

After the merger, our ownership structure will be as follows:

Each Outstanding Share of Our Common Stock Will Remain Unchanged in the Merger	Each of your shares of our common stock will remain outstanding and unchanged in the merger. However, as a result of the issuance of an additional _________ shares of our stock (based on the average closing price of our common stock for the fifteen trading days ended on ________, 2005) to Citizens Community MHC, you are expected to experience a dilution in ownership interest of approximately ___% when the new shares are issued.

Members of Community Plus Savings Bank will not receive any shares of our common stock in the merger.

NEXT PAGE

Issuance of Our Shares to Citizens Community MHC (page 16)	In connection with the merger, the Office of Thrift Supervision, as the primary federal regulator of Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank, will require us to issue shares of our common stock to Citizens Community MHC in an amount equal to the value of Community Plus Savings Bank as determined by an independent appraiser. The independent appraisal has been prepared by RP Financial, LC. ("RP Financial"), Community Plus Savings Bank's financial advisor, and states that the value of Community Plus Savings Bank was $9.25 million as of January 21, 2005. Based on the $14.41 average closing price of our common stock for the fifteen trading days ended January 21, 2005, this would have resulted in us issuing 641,915 shares of common stock to Citizens Community MHC. Issuing 641,915 shares would cause you to experience a dilution in ownership interest of approximately 17.7%. The number of shares actually issued to Citizens Community MHC at the time of merger will be adjusted to reflect any changes in the average closing price of our common stock at the time the merger is consummated.

Our Stock Price	Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "CZWI." On January 5, 2005, which was the last trading day before the merger was announced, our common stock closed at $14.90 per share. On ________, 2005, which is the last practicable trading day before the printing of this document, our common stock closed at $____ per share.

Tax Consequences of the Merger (page 17)	We have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be a "reorganization" for federal income tax purposes and, as your shares of Citizens Community Bancorp common stock will remain unchanged, you will not recognize any gain or loss for federal income tax purposes upon completion of the merger or the issuance of additional shares of our common stock to Citizens Community MHC.

Our Board of Directors Recommends that You Vote to Approve the Issuance of Additional Shares (page 18)	Our board of directors believes that the issuance of additional shares of our common stock to Citizens Community MHC in connection with the merger is fair to and in the best interests of our shareholders, and unanimously recommends that you vote "FOR" the proposal to approve the issuance of additional shares of our common stock in connection with the merger.

For a discussion of the factors considered by our board of directors in approving the merger agreement, see page __.

Community Plus Savings Bank's
Independent Appraiser Has Determined
the Value of Community Plus Savings
Bank to Establish the Number of Shares
of Our Common Stock That We Must
Issue to Citizens Community MHC
(page 19)	RP Financial has delivered to the Community Plus Savings Bank board of directors its appraisal of the value of Community Plus Savings Bank, as of January 21, 2005 and updated as of ________, 2005. A summary of the appraisal is contained on pages __ through __. You should read the summary to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by RP Financial in providing this appraisal. This appraisal, as updated, will be used to establish the number of shares of our common stock that we will be required to issue to Citizens Community MHC in connection with the merger. Community Plus Savings Bank agreed to pay RP Financial approximately $27,500 for preparation of the appraisal and the appraisal update, plus expenses, all of which has been paid.

NEXT PAGE

Our Financial Advisor Has Reviewed the Appraised Value of Community Plus Savings Bank and Determined That the Merger and the Number of Shares to be Issued Are Fair to Our Shareholders (page 21)	Keefe, Bruyette & Woods, Inc., our financial advisor, has reviewed RP Financial's appraisal of Community Plus Savings Bank's value. Additionally, our board of directors received an opinion from Keefe, Bruyette & Woods, Inc., that the merger and the issuance of shares of our common stock to Citizens Community MHC are fair, from a financial point of view, to our shareholders. Our board considered this opinion in determining to approve the merger and the share issuance. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Keefe, Bruyette & Woods, Inc., in providing its opinion. Keefe, Bruyette & Woods, Inc.'s opinion is directed to our board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger or the share issuance. We have agreed to pay Keefe, Bruyette & Woods, Inc., approximately $35,000, plus expenses, for its services in connection with the merger, all of which has been paid. Keefe, Bruyette & Woods, Inc., has previously provided us with services in connection with our reorganization to the mutual holding company form of organization for which Keefe, Bruyette & Woods, Inc., was paid $110,254.

Certain of Our Obligations in Connection with the Merger (page 24)	In the merger agreement, we agreed to take certain actions with regard to Community Plus Savings Bank's directors and officers. These include:

  offering employment as Senior Vice President of the Community Plus Division of Citizens Community Federal to Brian P. Ashley, President and Chief Executive Officer of Community Plus Savings Bank;

  providing Mr. Ashley with a three-year employment agreement and participation in Citizens Community Federal's executive supplemental retirement income plan in substitution and replacement for all existing benefits, including the employment agreements that Community Plus Savings Bank previously entered into with Mr. Ashley;

  indemnifying Community Plus Savings Bank's directors and officers and insurance for such directors and officers for events occurring before the merger;

  appointing Mr. Ashley to the board of directors of Citizens Community Federal; and

  appointing the current members of Community Plus Savings Bank's board of directors, other than Mr. Ashley, to a newly formed advisory board of Citizens Community Federal and providing these advisory directors participation in the Citizens Community Federal Directors' Retirement Plan.

Regulatory Approval Needed to Complete the Merger (page 25)	The merger cannot be completed unless it is first approved by the Office of Thrift Supervision. We received the approval of the Office of Thrift Supervision on ________, 2005.

Conditions to Completing the Merger (page 26)	The completion of the merger depends on a number of conditions being met. These conditions include:
approval of the stock issuance by our shareholders; approval of the merger agreement by Community Plus Savings Bank's members;

NEXT PAGE

  approval of the merger by the Office of Thrift Supervision without any condition or requirement that would so materially affect the economic benefits of the merger that, had the condition or requirement been known, we would not have entered into the merger agreement;

  the continued accuracy of certain representations and warranties made on the date of the merger agreement; and

  the absence of material adverse changes in certain aspects of Community Plus Savings Bank's operations and financial position.

We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Agreement Not to Solicit Other Proposals (page 26)	Community Plus Savings Bank has agreed not to initiate, solicit, encourage or facilitate any acquisition proposal with a third party. Despite its agreement not to solicit other acquisition proposals, the Community Plus Savings Bank board of directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that its board of directors determines in good faith:

  after consultation with and based upon the written advice of its legal counsel, that failing to take such actions would cause the board to breach its fiduciary duties under applicable law; and

  after consultation with its financial advisor, that such proposal would be more favorable to the Community Plus Savings Bank members than the merger with Citizens Community Federal.

Terminating the Merger Agreement (page 27)	Citizens Community Bancorp and Community Plus Savings Bank can agree at any time not to complete the merger, even if our shareholders and Community Plus Savings Bank's members have approved it. Also, either of us can decide to terminate the merger agreement:

  in response to a material breach by the other party, which is not or cannot be cured within 30 days;

  if the merger is not completed by December 31, 2005;

  if any required regulatory, shareholder or member approval is not obtained; or

  in response to a withdrawal of the board of directors of its recommendation to approve the merger agreement or a modification or qualification of its recommendation in a manner adverse to the other party.

Community Plus Savings Bank also may terminate the merger agreement if its board of directors authorizes Community Plus Savings Bank to enter into an agreement with a third party that the Community Plus Savings Bank board determines in good faith, after consulting with its financial advisor, is a superior proposal to the Citizens Community Federal merger. In this case, Community Plus Savings Bank must give us three days in which to match or exceed the superior proposal.

NEXT PAGE

Termination Fee (page 27)	If the merger agreement is validly terminated by Community Plus Savings Bank due to a material breach of the merger agreement by us (that cannot be cured within 30 days), or if our board withdraws, modifies or qualifies its recommendation to approve the stock issuance by Citizens Community Bancorp to Citizens Community MHC, we must pay Community Plus Savings Bank a termination fee of $175,000. If the agreement is terminated because Community Plus Savings Bank enters into another merger agreement with a third party, Community Plus Savings Bank must pay us a termination fee of $175,000. We are also entitled to the termination fee if the agreement is terminated because of a willful or intentional material breach of the merger agreement by Community Plus Savings Bank or if the board of Community Plus Savings Bank withdraws, modifies or qualifies its recommendation to approve the merger agreement.

NEXT PAGE

Selected Historical Consolidated Financial Information for
Citizens Community Bancorp

            The data presented at December 31, 2004 and for the three months then ended is derived from the unaudited financial statements of Citizens Community Bancorp but, in the opinion of management, reflects all adjustments necessary to present fairly the results for that interim period. These adjustments consist only of normal recurring adjustments. The results of operations for the three months ended December 31, 2004, are not necessarily indicative of the results of operations that may be expected for the year ended September 30, 2005. The selected consolidated financial information of Citizens Community Bancorp at and for the years ended September 30, 2004, 2003 and 2002 is derived from the audited financial statements of Citizens Community Bancorp and should be read in conjunction with the financial statements and accompanying notes of Citizens Community Bancorp. A copy of Citizens Community Bancorp's 2004 Annual Report and Form 10-QSB for the quarter ended March 31, 2005 is being provided to our shareholders with a copy of this proxy statement. For periods before March 29, 2004, the table reflects data for Citizens Community Federal.

	At December 31, 2004	At September 30,
		2004	2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$168,546	$161,980	$130,400	$115,257
Loans, receivable, net	158,949	152,376	123,107	104,091
Interest-bearing certificates of deposit	--	--	--	1,485
Deposits	129,073	127,976	114,963	104,429
Total borrowings	18,500	13,500	3,700	--
Total equity	19,799	19,606	10,991	10,393

	For the Three Months Ended December 31, 2004	For the Year Ended September 30,
		2004	2003	2002
	(In thousands)

Selected Operations Data:
Total interest income	$2,657	$9,619	$8,880	$8,493
Total interest expense	787	2,889	3,178	3,859
Net interest income	1,870	6,730	5,702	4,634
Provision for loan losses	100	396	406	375
Net interest income after provision for loan losses	1,770	6,334	5,296	4,259
Fees and service charges	262	1,038	1,009	821
Gain (loss) on sales of loans, mortgage-backed securities and investment securities	--	--	--	--
Other non-interest income	103	331	323	286
Total non-interest income	365	1,369	1,332	1,107
Total non-interest expense	1,796	6,323	5,641	4,675
Income before taxes	340	1,380	987	691
Income tax provision(1)	140	543	390	27
Net income	$ 200	$ 837	$ 597	$ 664

NEXT PAGE

	At or For the Three Months Ended December 31, 2004	At or For the Year Ended September 30,
		2004	2003	2002
	(In thousands)
Selected Financial Ratios and Other Data
Performance Ratios(2):
Return on assets (ratio of net income to average total assets)	0.48%	0.57%	0.49%	0.60%
Return on equity (ratio of net income to average equity)	4.02%	5.47%	5.59%	6.61%
Interest rate spread information
Average during period	4.61%	4.50%	4.82%	4.30%
End of period	4.57%	4.59%	4.80%	4.74%
Net interest margin	4.73%	4.70%	4.90%	4.39%
Ratio of operating expense to average total assets	4.31%	4.33%	4.59%	4.19%
Ratio of average interest-bearing assets to average interest bearing liabilities	1.08%	1.10%	1.05%	1.03%

Quality Ratios
Non-performing assets to total assets at end of period	0.45%	0.43%	0.43%	0.53%
Allowance for loan losses to non- performing loans	78.59%	79.51%	82.92%	65.36%
Allowance for loan losses to net loans	0.38%	0.36%	0.38%	0.34%

Capital Ratios
Equity to total assets at end of period	11.75%	12.10%	8.43%	9.02%
Average equity to average assets	11.92%	10.46%	8.70%	9.01%

Other Data
Number of full-service offices	10	10(3)	8	7

__________________________
(1)	Until its conversion to a federally chartered mutual savings bank on December 10, 2001, Citizens Community Federal was a credit union, exempt from federal and state income taxes. Had Citizens Community Federal been subject to federal and state income taxes for the entire fiscal year ended September 30, 2002, income tax expense would have been approximately $273,000, net income would have been approximately $418,000, return on assets would have been approximately 0.37% and return on equity would have been approximately 4.15%.
(2)	Ratios for three months have been annualized.
(3)	Includes Oakdale, Minnesota Branch, which opened on October 1, 2004.

NEXT PAGE

Selected Historical Financial Information for
Community Plus Savings Bank

            The selected financial information of Community Plus Savings Bank presented below is derived in part from the audited financial statements and should be read in conjunction with the financial statements and accompanying notes of Community Plus Savings Bank presented on Pages F-1 through F-16 in this proxy statement.

	At December 31,
	2004	2003	2002
	(In Thousands)
Selected Financial Condition Data:
Total assets	$46,430	$45,592	$43,978
Loans, receivable, net	28,073	33,004	29,670
Mortgage-backed and investment securities	4,073	2,359	1,045
Deposits	41,966	41,335	39,898
Total borrowings	---	---	---
Total equity	4,131	4,043	3,793

	For the Year Ended December 31,
	2004	2003	2002
	(In Thousands)

Selected Operations Data:
Total interest income	$1,728	$2,041	$2,318
Total interest expense	410	485	660
Net interest income	1,318	1,556	1,658
Provision for loan losses	19	45	13
Net interest income after provision for loan losses	1,299	1,511	1,646
Fees and service charges	311	331	340
Gain (loss) on sales of loans, mortgage-backed securities and investment securities	---	---	---
Other non-interest income	---	---	---
Total non-interest income	311	331	340
Total non-interest expense	1,496	1,490	1,546
Income before taxes	114	352	440
Income tax provision	28	107	136
Net income	$ 86	$ 245	$ 304

NEXT PAGE

	At or For the Year Ended December 31,
	2004	2003	2002

Selected Financial Ratios and Other Data
Performance Ratios:
Return on assets (ratio of net income to average total assets)	.19%	.53%	.71%
Return on equity (ratio of net income to average equity)	2.21%	6.23%	8.35%
Net interest margin	3.02%	3.54%	4.06%
Ratio of operating expense to average total assets	3.20%	3.31%	3.58%
Ratio of average interest-bearing assets to average interest bearing liabilities	1.29%	1.31%	1.30%

Quality Ratios
Non-performing assets to total assets at end of period	---	---	---
Allowance for loan losses to non-performing loans	---	---	---
Allowance for loan losses to net loans	.16%	.16%	.21%

Capital Ratios
Equity to total assets at end of period	8.90%	8.87%	8.62%
Average equity to average assets	8.81%	8.55%	8.50%

Other Data
Number of full-service offices	2	2	2

_______________________

NEXT PAGE

Summary Selected Pro Forma Combined Data

            The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the period presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

            We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during this period.

            Because we have a September 30 fiscal year end and Community Plus Savings Bank has a December 31 fiscal year end, Community Plus Savings Bank's historical information has been adjusted to correspond to our fiscal year end. For the year ended September 30, 2004, Community Plus Savings Bank's historical information was calculated by adding the results for the nine months ended September 30, 2004 and the results for the three months ended December 31, 2003.

            You should read this summary pro forma information in conjunction with the information under "Pro Forma Financial Information" beginning on page 30.

	Three Months Ended December 31, 2004	Year Ended September 30, 2004
	(In thousands)
Pro Forma combined income statement data:
Interest and dividend income	$3,062	$11,869
Interest expense	888	3,299
Net interest and dividend income	2,174	8,570
Provision for loan losses	106	409
Net interest and dividend income after provision for loan losses	2,068	8,161
Noninterest income	378	1,406
Noninterest expense	2,244	8,095
Income before income tax expense	202	1,472
Income tax expense	80	566
Net income	$ 122	$ 906

December 31, 2004
(In thousands)
Pro forma combined balance sheet data:
Total assets	$220,923
Securities	4,073
Loans receivable, net	186,424
Deposits	171,057
FHLB advances	18,500
Total shareholders' equity	29,326

             Following the merger, the declaration of dividends will be at the discretion of our board of directors and will be determined after consideration of various factors, including earnings, cash requirements, our financial condition, applicable federal law and regulations and other factors deemed relevant by our board of directors. The merger agreement prohibits the payment of and distribution by Community Plus Savings Bank of any dividend to its members pending consummation of the merger.

NEXT PAGE

The Special Meeting of Shareholders

            This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at the special meeting of shareholders of Citizens Community Bancorp.

Place, Date and Time

            The annual meeting will be held at the Citizens Community Federal offices located at Banking Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin on _________, ___________, 2005 at __:00 p.m., local time.

Purpose of the Meeting

            The purpose of the meeting is to consider and vote on a proposal to approve the issuance of _________ shares of our common stock, subject to adjustment, to Citizens Community MHC and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting; Record Date

            You are entitled to vote your Citizens Community Bancorp common stock only if the records of Citizens Community Bancorp show that you held your shares as of the close of business on ________, 2005. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

            As of the close of business on ________, 2005, a total of ________ shares of Citizens Community Bancorp common stock were outstanding, including 2,063,100 shares of common stock held by Citizens Community MHC. Each share of common stock has one vote. As provided in our charter, record holders of our common stock (other than Citizens Community MHC ) who beneficially own, either directly or indirectly, in excess of 10% of our outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

            If you are a shareholder of record as of the close of business on ________, 2005 , you may attend the meeting. [However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership.] If you want to vote your shares of our common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum and Vote Required

            Quorum. The special meeting will be held only if a majority of the outstanding shares of our common stock entitled to vote (excluding any shares held in excess of the 10% limit by persons other than Citizens Community MHC) are represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum present, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve the issuance of additional shares of our common stock and, for this reason, may not vote shares held for beneficial owners for that proposal without specific instructions from the beneficial owners.

            Vote Required. Approval of the issuance of additional shares of our common stock requires the affirmative vote of a majority of our shares of common stock and a majority of the outstanding shares of our common stock excluding shares owned by Citizens Community MHC. Failure to return a properly executed proxy card or to vote in person and abstentions and broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve the issuance of additional shares of our common stock.

            Citizens Community MHC owns 67.8% of the shares of common stock entitled to vote at the special meeting. Citizens Community MHC has indicated to us that it intends to vote such shares of common stock "FOR" the proposal, thereby ensuring a quorum at the special meeting.

NEXT PAGE

Shares Held by Officers and Directors; Voting Agreements

            As of ________, 2005, our directors and executive officers owned approximately ___% of the outstanding shares of our common stock. All of our directors and executive officers have entered into voting agreements with Community Plus Savings Bank to vote all of the shares of our common stock owned by them in favor of the proposal to approve the issuance of additional shares of our common stock.

Voting by Proxy

            Our board of directors is sending you this proxy statement for the purpose of requesting that you allow your shares of Citizens Community Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of our common stock represented at the special meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors unanimously recommends a vote "FOR" approval of the proposal to issue additional shares of Citizens Community Bancorp common stock to Citizens Community MHC.

            If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their best judgement to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting to solicit additional proxies. However, no proxy voted against the proposal will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the proposal. If the special meeting is postponed or adjourned, Citizens Community Bancorp common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the special meeting.

            If your common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

Revocability of Proxies

            You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise our Secretary in writing before your common stock has been voted at the special meeting, deliver a later dated proxy card, or attend the meeting and vote your shares in person. Attendance at the special meeting will not, by itself, constitute revocation of your proxy.

Solicitation of Proxies

            We will pay the cost of this proxy solicitation. In addition to solicitation of proxies by mail, we have retained Regan and Associates to assist in the solicitation of proxies. We will pay Regan and Associates $5,000, plus expenses. We have also agreed to indemnify Regan and Associates against certain liabilities and expenses, including liabilities under the federal securities laws. Proxies may also be solicited, in person or by telephone, by our directors, officers and other employees, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Participants in Citizens Community Bank's ESOP

            If you participate in the Citizens Community Bancorp Employee Stock Ownership Plan (the "ESOP") or if you hold shares through the Citizens Community Federal Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan"), you will receive a vote authorization form from each plan that reflects all shares that you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each participant in the ESOP may direct the trustee how to vote the shares of Citizens Community Bancorp common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of common stock held by the ESOP [and allocated shares for which no timely voting instructions are received] in the same proportion as shares for which the trustee has received voting instructions. Under the terms of the 401(k) Plan, you are entitled to direct the trustee how to vote the shares of Citizens Community Bancorp common stock held in the Employer Stock Fund credited to your account. The trustee will vote all shares of Citizens Community Bancorp common stock for which no directions are given or for which timely instructions were not received in the same proportion as shares for which the trustee received voting instructions. The deadline for returning your voting instructions to each plan's trustee is ________, 2005.

NEXT PAGE

The Issuance of Additional Shares
of Our Common Stock Pursuant to the Merger

            IThe following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger. All information contained in this proxy statement with respect to Community Plus Savings Bank has been supplied by Community Plus Savings Bank for inclusion herein and has not been independently verified by us.

The Parties to the Merger

            Citizens Community Bancorp
            Citizens Community Federal
            Citizens Community MHC

            Citizens Community Bancorp became the federally chartered stock holding company for Citizens Community Federal in connection with the conversion of Citizens Community Federal from the mutual to stock form and the reorganization of Citizens Community Federal into a mutual holding company structure on March 29, 2004. In connection with the reorganization, Citizens Community MHC was organized and became the majority holder of Citizens Community Bancorp's outstanding common stock. As federally chartered savings and loan holding companies, Citizens Community Bancorp and Citizens Community MHC are regulated by the Office of Thrift Supervision. Since their formation, Citizens Community Bancorp's and Citizens Community MHC's principal activities have been to direct and coordinate the business of Citizens Community Federal. At December 31, 2004, we had total assets of $168.5 million, total deposits of $129.1 million and total shareholders' equity of $19.8 million.

            Citizens Community Federal, a federally chartered stock savings bank located in Eau Claire, Wisconsin was originally chartered as a credit union in 1938, and converted to a federal savings bank in 2001. Citizens Community Federal is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. Citizens Community Federal operates through ten banking centers in Eau Claire, Buffalo, Jackson, Sauk, Barron and Chippewa Counties in Wisconsin and Blue Earth and Washington Counties in Minnesota.

            Community Plus Savings Bank

            Community Plus Savings Bank, a federally chartered mutual savings bank headquartered in Rochester Hills, Michigan, was chartered as a credit union in 1954. Community Plus Savings Bank converted to a state savings association charter in 2002, and to a federal savings bank charter in April 2004. Community Plus Savings Bank is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. At December 31, 2004, Community Plus Savings Bank had total assets of $46.4 million, total deposits of $42.0 million and capital of $4.1 million. Community Plus Savings Bank operates through two full-service banking offices located in Rochester Hills and Lake Orion, Michigan.

Form of the Merger

            The merger agreement provides for the merger of Community Plus Savings Bank with and into Citizens Community Federal. Citizens Community Federal will be the surviving institution of the merger. The merger agreement provides that we may change the structure utilized to combine with Community Plus Savings Bank, provided that any change cannot jeopardize receipt of any required regulatory approval in such a manner as to delay the consummation of the merger beyond December 31, 2005, adversely affect the rights of the depositors or members of Community Plus Savings Bank or change the benefits or other arrangements that the merger agreement provides will be made to or on behalf of Community Plus Savings Bank's directors, officers and employees.

We Will Issue Additional Shares to Citizens Community MHC

            Citizens Community MHC currently owns 67.8% of our outstanding common stock. As part of the merger, we will issue additional shares of our common stock to Citizens Community MHC in an amount equal to the value of Community Plus Savings Bank as determined by an independent appraisal. Community Plus Savings Bank's independent appraiser, RP Financial, has determined that the value of Community Plus Savings Bank was $9.25 million as of January 21, 2005. Keefe, Bruyette & Woods, Inc., our financial advisor, reviewed RP Financial's appraisal and determined that the appraised value in RP Financial's appraisal is fair to our shareholders and members.

            At the effective time of the merger, we will issue these shares to Citizens Community MHC to preserve the interests of the Community Plus Savings Bank members that are being transferred to Citizens Community MHC in the merger. The issuance of these shares to Citizens Community MHC will increase its ownership interest in Citizens Community Bancorp relative to that of other shareholders. Community Plus Savings Bank's members will become members of Citizens Community MHC after the merger and will have a pro rata interest in Citizens Community

NEXT PAGE

MHC's larger interest in Citizens Community Bancorp. After the merger, each member of Community Plus Savings Bank who continues to be a depositor of Citizens Community Federal, will have a membership interest in Citizens Community MHC, including liquidation rights based on the relative size of the members' deposit accounts to the deposit accounts of other members of Citizens Community MHC.

            To determine the amount of shares to be issued to Citizens Community MHC, RP Financial will divide the amount of its updated appraisal by the average of the closing bid price of our common stock over the 15 trading days that end on the fifth day before the effective date of the merger.

Community Plus Savings Bank's Deposit Accounts and Loans After the Merger

            All deposit accounts in Community Plus Savings Bank will continue to be insured up to applicable limits by the Federal Deposit Insurance Corporation in the same manner as these deposit accounts were insured immediately before the merger. In addition to a deposit account in Citizens Community Federal, each depositor of Community Plus Savings Bank who continues to be a depositor of Citizens Community Federal after the merger, will be a member of and have a pro rata ownership interest in the equity of Citizens Community MHC. This ownership interest only may be realized if Citizens Community MHC is liquidated. The ownership interest is based on the amount of a depositor's account relative to the deposit accounts of other members and has no tangible market value separate from the deposit account. Accordingly, if a depositor reduces or closes an account, the depositor's ownership interest in the equity of Citizens Community MHC will be reduced or eliminated.

            All loans of Community Plus Savings Bank will retain the same status that they had prior to the merger. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the merger.

Community Plus Savings Bank's Members Will Become Members of Citizens Community MHC

            As a federally chartered mutual holding company, Citizens Community MHC does not have authorized capital stock and, thus, has no shareholders. The merger will result in the depositors of Community Plus Savings Bank becoming depositors of Citizens Community Federal and, therefore, members of Citizens Community MHC as long as they continue to maintain a deposit account with Citizens Community Federal. These members will be entitled to vote on all questions requiring action by the members of Citizens Community MHC including, without limitation, the election of directors of Citizens Community MHC.

Community Plus Savings Bank's Members Will Have Subscription Rights if a Second-Step Conversion Occurs

            In the future, Citizens Community MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step" conversion. Under current Office of Thrift Supervision regulations, a second-step conversion requires the approval of a majority of the shares of our common stock, other than shares owned by Citizens Community MHC and a majority of the total votes eligible to be cast by Citizens Community MHC. In a second-step conversion, members of Citizens Community MHC at such time would have subscription rights to purchase shares of the converted Citizens Community MHC on a priority basis. Our shareholders would be entitled to exchange their shares of common stock for shares of the converted Citizens Community MHC. It is expected that our public shareholders would own the same percentage of the resulting entity as they owned immediately prior to the second-step conversion. Our board of directors has no current plan to undertake a second-step conversion transaction.

Material Federal Income Tax Consequences of the Merger

            This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document.

            Based upon facts and representations and assumptions regarding factual matters that were provided by Citizens Community Bancorp and by Community Plus Savings Bank, Silver, Freedman & Taff, L.L.P. has opined with respect to the material federal income tax consequences of the merger that: (1) the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (2) Citizens Community Bancorp and Community Plus Savings Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and (3) as your shares of Citizens Community Bancorp common stock will remain unchanged, you should not recognize any gain or loss for federal income tax purposes upon the completion of the merger or the issuance of additional shares of our common stock to Citizens Community MHC. Neither Citizens Community Bancorp nor Community Plus Savings Bank has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to Citizens Community Bancorp's shareholders or Community Plus Savings Bank's members of the transactions discussed in this proxy statement.

NEXT PAGE

Recommendation of Our Board; Our Reasons for the Merger and Issuance of the Shares

            Our board of directors has unanimously approved the merger agreement and recommends that you vote "FOR" the approval of the issuance of additional shares of our common stock in connection with the merger.

            Our board of directors has determined that the issuance of additional shares in connection with the merger is fair to, and in the best interests of, Citizens Community Bancorp and Citizens Community Bancorp's shareholders. In approving the merger agreement and the share issuance, the board of directors consulted with legal counsel regarding its legal duties and the terms of the merger agreement. In arriving at its determination, the board of directors also considered a number of factors, including the following:
  No Consideration Being Paid to Community Plus Savings Bank's Members. Pursuant to the merger agreement, we are required to issue to Citizens Community MHC a number of shares equal to the appraised value of Community Plus Savings Bank; however, we will not be required to pay any consideration directly to any affiliated party, including Community Plus Savings Bank's members, in the merger.

  Due Diligence Review. Information concerning the businesses, earnings, operations, financial condition and prospects of Citizens Community Bancorp and Community Plus Savings Bank, both individually and as combined. Our board took into account the results of our due diligence review of Community Plus Savings Bank.

  Market and Product Expansion. The merger will give us an operations base in the northern suburbs of Detroit, with offices in Rochester Hills and Lake Orion, Michigan, which will allow us to expand our operations by attracting new customers and offering new loan products to existing customers of Community Plus Savings Bank.

  Greater Resources. The size of the combined company, which would permit us to pursue other acquisitions.

  Continuity of Management. That our management team immediately before the merger will remain intact following the merger.

  Fairness Opinion. The opinion rendered by Keefe, Bruyette & Woods, Inc., as our financial advisor, that the merger and the issuance of shares of our common stock to Citizens Community MHC are fair, from a financial point of view, to our shareholders.

  Cost Savings. The opportunities for decreasing operating expenses for the combined company.

  Current Environment. The current and prospective economic, competitive and regulatory environment facing Citizens Community Bancorp, Citizens Community Federal, Community Plus Savings Bank and the financial services industry.

  Termination Fee. The $175,000 termination fee to which we would be entitled under certain circumstances, or required to pay under certain circumstances.

  More Competitive. The board of directors' assessment that we would be better able to serve the convenience and needs of our customers and communities by becoming a larger institution better suited for competing against regional financial institutions in our market areas.

  Accretive to Cash Earnings. That, based on historical earnings for the year ended September 30, 2004, the merger is expected to be accretive to earnings by $.02 per share in the first year after the merger and the belief that the business and financial advantages contemplated in connection with the merger will likely be achieved within a reasonable time frame.

  Likelihood of Consummation. That Community Plus Savings Bank had thoroughly reviewed its strategic planning options and the likelihood that the proposed merger would receive the required approvals, and the anticipated impact of the foregoing on the successful consummation of the transaction.

  Intended to Receive Tax-Free Treatment. That the merger is intended to be tax-free for U.S. federal income tax purposes for our shareholders and Community Plus Savings Bank members.

   Community Plus Savings Bank's CRA Rating. The "satisfactory" Community Reinvestment Act rating at the most recent examination of Community Plus Savings Bank.

NEXT PAGE

            The discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve and recommend the issuance of additional shares to Citizens Community MHC, our board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

The Independent Appraisal

            We are issuing additional shares to Citizens Community MHC to ensure that the value of Community Plus Savings Bank is transferred to the mutual interest in Citizens Community Bancorp. The number of shares to be issued is based on the pro forma market value of Community Plus Savings Bank, as determined by RP Financial, and the market price per share of our common stock. RP Financial utilized the market value approach to valuation, prepared in accordance with the written valuation guidelines of the Office of Thrift Supervision, applicable regulatory interpretations thereof and verbal guidance provided by the Office of Thrift Supervision staff regarding appropriate valuation methodologies for this type of transaction. Community Plus Savings Bank retained RP Financial to prepare the independent valuation. RP Financial received a fee of $25,000 for the initial valuation and was reimbursed for expenses incurred in preparing the independent appraisal. RP Financial will receive a $2,500 fee for each required updated valuation. Community Plus Savings Bank has agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

            The independent valuation was prepared by RP Financial in reliance upon audited financial information of Community Plus Savings Bank, unaudited internal financial statements, and the information contained in the proxy materials. RP Financial also considered the following factors, among others:
  the present and projected operating results and financial condition of Community Plus Savings Bank and the economic and demographic conditions in Community Plus Savings Bank's existing market area;

  Community Plus Savings Bank's historical financial and related operating information;

  a comparative evaluation of the operating and financial statistics of Community Plus Savings Bank with those of other publicly traded subsidiaries of mutual holding companies;

  the aggregate amount of the pro forma market valuation;

  the impact of the merger transaction on Community Plus Savings Bank's equity and earnings potential;
  the trading market for securities of other publicly traded subsidiaries of mutual holding companies;

  the pro forma effect of the merger on both Community Plus Savings Bank and Citizens Community Bancorp, including the issuance of new shares of Citizens Community Bancorp to Citizens Community MHC, the treatment of the merger using the purchase method of accounting and the resulting balance of intangible assets that will be created; and

  the pro forma effect of the valuation on our public shareholders, including the potential dilution in ownership interests and the impact on earnings per share and tangible book value per share of the merger.
            In applying the accepted valuation methodology set forth under the Office of Thrift Supervision valuation guidelines, RP Financial considered (1) the pro forma price-to earnings ratio, (2) the pro forma price-to-book value ratio and (3) the pro forma price-to-assets ratio. In determining the pro forma fair market value of Community Plus Savings Bank, it was assumed that:
  proceeds of $9.25 million were raised from the sale of common stock in a public offering;

  offering expenses were 8% of the proceeds;

  net proceeds had been invested at 2.75%; and

  a tax rate of 34% was applied to earnings on the net proceeds.

            RP Financial also assumed that stock benefit plans, in the form typically implemented in a mutual-to-stock conversion, had been implemented, including the purchase of 8% of the common stock by the employee stock

NEXT PAGE

ownership plan, which was amortized on a straight-line basis over ten years, and the purchase of 4% of the common stock by a recognition and retention plan, which was amortized on a straight-line basis over five years.

            The following table presents a summary of selected pricing ratios for the peer group companies used in RP Financial's valuation analysis, each of whom is in the mutual holding company form of organization and either listed on a national exchange or the Nasdaq Stock Market. In determining the following pricing ratios for the peer group companies, it was assumed that each entity was "fully-converted," meaning that each entity had sold all of the shares currently held by its mutual holding company in a second-step transaction.

            Additionally, the following table provides Community Plus Savings Bank's pro forma pricing ratios for earnings, book value and assets based on its fully-converted value of $9.25 million. The Community Plus Savings Bank pro forma pricing ratios were calculated based on the assumption that Community Plus Savings Bank sold $9.25 million of stock in a public offering. The net proceeds were assumed to be reinvested in interest-earning assets and added to Community Plus Savings Bank's capital and assets. Accordingly, the pricing ratios show the value of Community Plus Savings Bank assuming that it was to continue its operations as a fully-converted company rather than be acquired by us.

            Compared to the average fully-converted pricing ratios of the peer group, Community Plus Savings Bank's pro forma fully-converted pricing ratios indicated a 141.65% premium on a price-to-earnings basis, a 25.29% premium on a price-to-core-earnings basis, a discount of 18.66% on a price-to-book value basis, a 22.82% discount on a price-to-tangible-book-value basis and a discount of 24.15% percent on a price-to-assets basis.

	Fully Converted Equivalent Pro Forma Price- To-Earnings Multiple	Fully Converted Equivalent Pro Forma Price-To- Core Earnings Multiple	Fully Converted Equivalent Pro Forma Price-To- Book Value Ratio	Fully Converted Equivalent Pro Forma Price-To- Tangible Book Multiple	Fully Converted Equivalent Pro Forma Price-To- Assets Ratio
Community Plus Savings Bank	75.66x	43.65x	80.81%	80.81%	17.21%
Average of valuations of peer group companies as of January 21, 2005	31.31x	34.84x	99.35%	104.70%	22.69%
_________________
(1)	The per share price of Community Plus Savings Bank used in these calculations was $14.41, which was the average closing price of the shares of our common stock on the fifteen trading days ending on January 21, 2005. This method of valuing the shares was dictated by the merger agreement between the parties.

            On the basis of the foregoing, RP Financial gave Community Plus Savings Bank a $9.25 million preliminary estimate of its appraised valuation as of December 21, 2004 for purposes of considering the merger agreement. Based on the average closing price of our common stock of $15.09 per share for the fifteen trading days ended December 21, 2004, this preliminary valuation equates to the issuance of 612,989 shares of our common stock to Citizens Community MHC.

            The board of Community Plus Savings Bank reviewed the independent valuation and, in particular, considered: (1) Community Plus Savings Bank's anticipated financial condition and results of operations for the twelve months ended December 31, 2004; (2) financial comparisons in relation to other financial institutions, including other publicly traded subsidiaries of mutual holding companies; and (3) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated pro forma market value may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in Community Plus Savings Bank's financial condition or market conditions generally.

            Subsequent to the execution of the merger agreement and for purposes of inclusion in the regulatory applications seeking the approval of the merger by the Office of Thrift Supervision, RP Financial reaffirmed the pro forma valuation of Community Plus Savings Bank as of January 21, 2005, at $9.25 million. Based on the average closing price of Citizens Community Bancorp's common stock of $14.41 per share for the fifteen trading days ended January 21, 2005, that valuation equates to the issuance of 641,915 shares of Citizens Community Bancorp's common stock to Citizens Community MHC.

NEXT PAGE

            If the average trading price of our common stock as determined pursuant to the merger agreement is different from the figures reflected in the January 21, 2005 valuation, then the number of shares issued to Citizens Community MHC will change. An increase or decrease in the number of shares to be issued in the merger would affect the pro forma ownership interest of our public shareholders.

            The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares. RP Financial did not independently verify the financial statements and other information provided by Community Plus Savings Bank and us, nor did RP Financial value independently the assets or liabilities of the banks. The independent valuation considers Community Plus Savings Bank as a going concern. The independent valuation therefore should not be considered as an indication of liquidation value. The valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time.

            Copies of the appraisal report and valuation update of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office.

Opinion of Our Financial Advisor

            We retained Keefe, Bruyette & Woods, Inc. a nationally recognized investment banking firm, on the basis of its reputation and experience to provide a written opinion as to the fairness, from a financial point of view, of the merger and the issuance of common stock to Citizens Community MHC as set forth in the merger agreement. Citizens Community Bancorp placed no limitations on Keefe, Bruyette & Woods, Inc. with respect to the investigation made, or procedures followed, by Keefe, Bruyette & Woods, Inc. in rendering its opinion.

            Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connections with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. Keefe, Bruyette & Woods, Inc. is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. Keefe, Bruyette & Woods, Inc. also reviewed the negotiated terms of the merger agreement.

            Pursuant to its engagement, Keefe, Bruyette & Woods, Inc. delivered its opinion to the Board of Directors of Citizens Community Bancorp that, as of January 6, 2005, the issuance of 616,667 additional shares of Citizens Community Bancorp common stock to Citizens Community MHC (based on a $9.25 million preliminary estimate of the appraised value of Community Plus Savings Bank by RP Financial as of December 21, 2004, and Citizens Community Bancorp's average closing price of $15.09 per share for the fifteen-day trading period ending December 21, 2004) was fair, from a financial point of view, to Citizens Community Bancorp's shareholders. Keefe, Bruyette & Woods, Inc. has consented to the inclusion herein of the summary of its opinion to the Citizens Community Bancorp Board of Directors and to the reference to the entire opinion attached hereto as Appendix B.

            The full text of the opinion of Keefe, Bruyette & Woods, Inc., which is attached as Appendix B to this Proxy Statement, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, Inc., and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods, Inc. set forth in this proxy statement is qualified in its entirety by reference to the opinion.

            Prior to rendering its opinion, Keefe, Bruyette & Woods, Inc. (i) reviewed publicly available financial data relating to Citizens Community Bancorp, including the annual reports to shareholders and Form 10-KSB for the year ended September 30, 2004, and annual financial statements for the year ended 2003 and 2002, and other information Keefe, Bruyette & Woods, Inc. deemed relevant; (ii) discussed with senior management the current position and prospective outlook for Citizens Community Bancorp; (iii) considered historical quotations and the prices of recorded transactions in Citizens Community Bancorp's common stock; (iv) reviewed financial and stock market data of other savings institutions, particularly in the Midwest region of the United States (v) reviewed the financial and structural terms of several other recent transactions involving mergers and acquisitions as well as several recent mutual-to-stock conversion valuations; (vi) reviewed financial data relating to Community Plus Savings Bank including: the December 31,2003, 2002 and 2001 audited financial statements, the regulatory financial reports filed for the quarters ended March 31, June 30, and September 30, 2004, and other information we deemed relevant; (vii) reviewed RP Financial's preliminary estimate of the pro forma appraised value of Community Plus Savings Bank as of December 21, 2004; and (viii) performed other analyses which Keefe, Bruyette & Woods, Inc. considered appropriate.

            In rendering its opinion, Keefe, Bruyette & Woods, Inc., performed a variety of standard valuation techniques including, but not limited to, analysis of comparable public institutions, analysis of recent comparable acquisition transactions, discounted cash flow analysis, and a pro forma analysis of the combined institutions.

NEXT PAGE

            Analysis of Comparable Public Institutions

            In rendering its opinion, Keefe, Bruyette & Woods, Inc. analyzed certain public institutions financially comparable to Community Plus Savings (the "Peer Group"). Keefe, Bruyette & Woods, Inc. compared the consideration issued to Citizens Community MHC relative to the market valuation of the Peer Group based upon three industry-accepted ratios: price to book value, price to tangible book value, price to last twelve months' earnings. Keefe, Bruyette & Woods, Inc. examined the low, median and high values of the aforementioned ratios for the following Peer Group (i) all institutions in the Peer Group were thrift institutions and (ii) all institutions in the Peer Group had total assets under $100 million. Twenty-eight institutions met the above criteria and were used in the Comparable Public Institutions analysis.

            Keefe, Bruyette & Woods, Inc. derived a range of pricing metrics for the aforementioned Peer Group, summarized the results and compared the range of values to the consideration issued to Citizens Community MHC. The comparable valuation parameters are presented in the table below:

	Price-to- Book Ratio	Price-to-Tangible Book Ratio	Price-to-Last- Twelve-Months Earnings

Low Value	60.7%	60.7%	9.4x
Median Value	108.4%	108.4%	22.2x
High Value	224.4%	224.4%	34.5x

Community Plus Savings Bank Acquisition Multiples (1)	80.3%	80.3%	44.7x
__________________
(1)	Based on the preliminary independent appraised valuation of Community Plus Savings Bank on a fully converted basis as of December 21, 2004.

            Analysis of Recent Comparable Acquisition Transactions

            Keefe, Bruyette & Woods, Inc. also analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals ("Comparable Transactions"). Keefe, Bruyette & Woods, Inc. compared the acquisition price relative to three industry-accepted ratios: deal price to book value, deal price to tangible book value and deal price to last twelve months' earnings. The analysis included a comparison of the low, median and high values of the above ratios for pending and completed acquisitions, based on the following criteria: (i) all Comparable Transactions had a thrift institution target; (ii) all Comparable Transactions were announced after December 31, 2002; (iii) all Comparable Transactions had a target asset size less than $100 million; and (iv) all Comparable Transactions had a target located in the Midwest region. As a result of the transaction criteria, nine transactions were used in the analysis.

            Keefe, Bruyette & Woods, Inc. derived a range of pricing metrics for the Comparable Transactions, summarized the results and compared the range of values to the consideration issued to Citizens Community MHC. The comparable deal value parameters are presented in the table below:

	Price-to- Book Ratio	Price-to-Tangible Book Ratio	Price-to-Last- Twelve-Months Earnings

Low Value	125.1%	125.1%	7.5x
Median Value	137.2%	137.2%	21.7x
High Value	164.2%	164.2%	31.3x

Community Plus Savings Bank Acquisition Multiples (1)	80.3%	80.3%	44.7x
__________________
(1)	Based on the preliminary independent appraised valuation of Community Plus Savings Bank on a fully converted basis as of December 21, 2004.

Keefe, Bruyette & Woods, Inc. viewed the Comparable Transactions as the most appropriate in deriving a comparable transaction value based on Community Plus Savings Bank's size, capital base and earnings. Keefe, Bruyette & Woods, Inc. viewed the three resulting metrics (price to book value, price to tangible book value and price to last twelve months earnings) from the Comparable Transactions as the key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

NEXT PAGE

Discounted Cash Flow Analysis

            Keefe, Bruyette & Woods, Inc. performed a discounted cash flow analysis to estimate a range of present values of Community Plus Savings Bank. This range was determined by summing (i) the present value of the forecasted five year free cash flows of Community Plus Savings Bank and (ii) the present value of a terminal value in year five received by applying a range of price to earnings multiples.

            In calculating a terminal value for Community Plus Savings Bank's year five-cash flow, Keefe, Bruyette & Woods, Inc. applied a range of multiples between 16.0x and 20.0x. In performing this analysis, Keefe, Bruyette & Woods, Inc. used management estimates of cash flows for years one through three and applied a range of growth rates from 7% to 10% for years four and five. Keefe, Bruyette & Woods, Inc. discounted the combined cash flow stream and year five terminal value at a range of discount rates from 10.0% to 13.0%. Based on the foregoing criteria and assumptions, Keefe, Bruyette & Woods, Inc. estimated that the theoretical present value of Community Plus Savings Bank ranged between $9.32 million and $13.33 million.

            The discounted cash flow analysis of Community Plus Savings Bank does not necessarily indicate actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, terminal values, projected capital structure, and discount rates.

Pro Forma Analysis

            Keefe, Bruyette & Woods, Inc. also performed an analysis of the Citizens Community Bancorp and Community Plus Savings Bank combined to determine the pro forma impact to the combined balance sheet, income statement, estimated GAAP and cash (excluding the impact of the amortization of intangible assets) earnings per share, estimated tangible book value per share, return on average equity, and tangible equity to assets. In performing its analysis, Keefe, Bruyette & Woods, Inc. relied on certain assumptions about both companies. For Citizens Community Bancorp, Keefe, Bruyette & Woods, Inc. relied on the following assumptions: (i) Citizens Community Bancorp's September 30, 2004 balance sheet and income statement data for the year ended September 30, 2004; (ii) the consideration to be paid to Citizens Community MHC as provided in the merger agreement, and (iv) a reduction in non-interest expenses as a result of the consolidation of certain duplicative back office functions (based on discussions with Citizens Community Bancorp's management. For Community Plus Savings Bank, Keefe, Bruyette & Woods, Inc. relied on Community Plus Savings Bank's September 30, 2004 balance sheet and income statement data for the twelve months ended September 30, 2004.

            Based on the aforementioned assumptions, Keefe, Bruyette & Woods, Inc. estimated that the combined company would have significantly higher assets, loans, and deposits, while at the same time remaining well-capitalized for regulatory capital purposes. In addition, Keefe, Bruyette & Woods, Inc. estimated that after the elimination of duplicative back office functions and full realization of anticipated cost savings, the combined company would have higher levels of net income and that Citizens Community Bancorp would realize a higher return on tangible equity and higher tangible book value per share. Although the merger is dilutive to earnings per share on a GAAP basis, Citizens Community Bancorp would realize higher levels of cash earnings per share.

NEXT PAGE

            The following table summarizes the pro forma impact of the merger:

	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma

Assets ($000s)	161,980	46,293	213,656
Loans, net ($000s)	152,376	28,653	181,029
Deposits ($000s)	127,976	41,889	169,865
Equity ($000s)	19,606	4,174	29,163
Tangible Equity ($000s)	19,258	4,172	23,430

Tangible Equity to Assets (%)	11.91	9.01	11.27

Net Income ($000s)	837	203	988
Earnings per Share ($)	0.29	---	0.28
Cash Earnings per Share ($)	0.29	---	0.31
Book Value per Share ($)	6.45	---	7.98
Tangible Book Value per Share ($)	6.33	---	6.41
Shares Outstanding	3,041,750	---	3,654,739

            Keefe, Bruyette & Woods, Inc. also considered each company's contribution, on a pre-merger adjusted basis, relative to each company's respective ownership in the pro forma entity. The following table presents a contribution analysis for the Merger:

				Contribution
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma	Citizens Community Bancorp	Community Plus Savings Bank
	(In thousands)
Assets ($)	161,980	46,293	208,273	78%	22%
Loans, net ($)	152,376	28,653	181,029	84%	16%
Deposits ($)	127,976	41,889	169,865	75%	25%
Equity ($)	19,606	4,174	23,780	82%	18%
Net Income ($)	837	$203	1,040	80%	20%

Ownership Shares	3,041,750	612,989	3,654,739	83%	17%

             Conclusion

            Given that the value of the consideration to be paid in the merger, as of the date of the opinion, is in the lower end of the range of comparable public institutions and below the range of comparable transactions on a price to book value and price to tangible book value basis and is below the implied theoretical range of present values, Keefe, Bruyette & Woods, Inc. believes that this analysis supports the fairness, from a financial point of view, to Citizens Community Bancorp of the issuance of the shares of its common stock to be issued to Citizens Community MHC as provided in the merger agreement.

            As a result of its pro forma analysis, Keefe, Bruyette & Woods, Inc. concluded that the merger with Community Plus Savings Bank would create a larger, more competitive financial institution with a broader geographic footprint that would create the size and scale to remain competitive in a rapidly changing financial services competitive landscape. The stronger financial institution as a result of the merger, combined with the estimated cash earnings per share accretion, tangible book value per share accretion and the shares contributed by Community Plus Savings Bank are less than the equity and net income contributed supports the fairness of the merger consideration to the stockholders of Citizens Community Bancorp from a financial point of view.

            Based on the above analyses, Keefe, Bruyette & Woods, Inc. concluded that the consideration was fair, from a financial point of view, to shareholders of Citizens Community Bancorp. This summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods, Inc. and should not be construed independent of the other information considered by Keefe, Bruyette & Woods, Inc. in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods, Inc.'s analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

            In rendering its opinion, Keefe, Bruyette & Woods, Inc. assumed and relied upon the accuracy and completeness of the financial information provided to it by Citizens Community Bancorp and Community Plus Savings

NEXT PAGE

Bank. In its review, with the consent of the Citizens Community Bancorp Board, Keefe, Bruyette & Woods, Inc. did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of Citizens Community Bancorp or Community Plus Savings Bank.

            The fairness opinion of Keefe, Bruyette & Woods, Inc. is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the Merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any stockholder of Citizens Community Bancorp as to how such stockholder should vote with respect to the merger proposal.

            Furthermore, Keefe, Bruyette & Woods, Inc. expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

            In preparing its analysis, Keefe, Bruyette & Woods, Inc. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, Inc. and Citizens Community Bancorp. The analyses performed by Keefe, Bruyette & Woods, Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

            Keefe, Bruyette & Woods, Inc. will receive a fee of $35,000 for services rendered in connection with issuing a fairness opinion regarding the merger. As of the date of this proxy statement, Keefe, Bruyette & Woods, Inc. has received $25,000 of such fee, the remainder of the fee is due upon approval by our shareholders of the issuance of shares to Citizens Community MHC. In addition, Citizens Community Bancorp has agreed to indemnify Keefe, Bruyette & Woods, Inc. against certain liabilities, including liabilities under the federal securities laws. Prior to execution of the Keefe, Bruyette & Woods, Inc. Engagement Letter, Keefe, Bruyette & Woods, Inc., provided Citizens Community Bancorp with consulting and appraisal services. The revenues derived from these services are insignificant when compared to the firm's total gross revenues.

Certain of Our Obligations in Connection with the Merger

            Some members of the management and board of directors of Community Plus Savings Bank may have interests in the merger. Our board of directors was aware of these interests and considered them in approving the merger agreement.

            Employment of Brian P. Ashley. Citizens Community Federal has agreed that on the closing date of the merger, it will offer Brian P. Ashley, the current President and Chief Executive Officer of Community Plus Savings Bank, employment as Senior Vice President of the Community Plus Division of Citizens Community Federal. Mr. Ashleys compensation as Senior Vice President of Citizens Community Federal will be the same as it is with Community Plus Savings Bank at the time of the merger.

            Employment Agreement with Brian P. Ashley. Mr. Ashley currently has an employment agreement with Community Plus Savings Bank. This agreement provides him with certain employee benefits including salary and severance payments upon involuntary termination of employment for other than cause. It is currently expected that Mr. Ashley will continue his employment with Citizens Community Federal following the merger and that he will execute a new three-year employment agreement with Citizens Community Federal, which will be in substitution of and a replacement for all existing agreements and benefits he currently has with Community Plus Savings Bank. Mr. Ashley also will be entitled to participate in Citizens Community Federal's executive supplemental retirement income plan.

            Appointment of Community Plus Savings Bank Board Member to the Board of Citizens Community Federal. Upon completion of the merger, Mr. Ashley will be appointed to the Citizens Community Federal board of directors. He will be appointed to the class of directors whose term expires in 2007. In accordance with the Citizens Community Federal Bylaws, Mr. Ashley will be required to stand for election at the next annual meeting following the effective date of the merger. Following the closing of the merger, Mr. Ashley will be entitled to receive the same board and committee fees paid to other inside directors.

            Appointment of Community Plus Savings Bank Board Members to the Advisory Board of Citizens Community Federal. Upon completion of the merger, Citizens Community Federal will appoint each current member of the former board of directors of Community Plus Savings Bank, other than Mr. Ashley, to a newly established advisory board. Following the closing of the merger, each of these directors will be entitled to receive $300 per meeting attended and the ability to participate in Citizens Community Federal's directors' retirement plan.

            Protection of Our Directors and Officers Against Claims. For a period of six years, Citizens Community Federal has agreed to indemnify and hold harmless each of our present and former directors and officers from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger, to the fullest extent allowed under federal law and our charter and bylaws. Citizens Community Federal will advance any related

NEXT PAGE

costs to each of these persons as they are incurred. Citizens Community Federal also will maintain a policy of directors and officers liability insurance coverage for the benefit of our directors and officers for three years following consummation of the merger, subject to certain limitations on the amount of premiums to be paid.

Approvals Needed to Complete the Merger

            In addition to the requisite approvals of our shareholders and the Community Plus Savings Bank members, completion of the merger and the transactions contemplated by the merger agreement are subject to the prior approval of the Office of Thrift Supervision. In reviewing applications, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions and the convenience and needs of the communities to be served. In addition, the Office of Thrift Supervision may not approve a transaction if it will result in a monopoly or otherwise be anti-competitive.

            In its consideration of the merger, the Office of Thrift Supervision must take into account the record of performance of Citizens Community Federal and Community Plus Savings Bank in meeting the credit needs of the entire community served by each institution, including low- and moderate-income neighborhoods. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Citizens Community Federal and Community Plus Savings Bank each received a "satisfactory" rating in their last community reinvestment examinations.

            In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision within which period the United States Department of Justice may file objections to the merger under the federal anti-trust laws. While we believe that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger. If a proceeding is instituted or challenge is made, we cannot ensure a favorable result.

            The Office of Thrift Supervision approved the transaction on ________, 2005, subject to the satisfaction of certain conditions. The approval of any application merely implies the satisfaction of regulatory criteria for approval. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger or the share issuance.

Accounting Treatment of the Merger

            The merger will be accounted for under the purchase method of accounting. Under this method of accounting, Citizens Community Federal and Community Plus Savings Bank will be treated as one company as of the date of the merger, and we will record the fair value of Community Plus Savings Bank's assets (including intangible assets which arise from either contractual or other legal rights) and liabilities on its consolidated financial statements. Acquisition costs in excess of the fair value of the net assets acquired will be recorded as goodwill. Goodwill will not be amortized for financial accounting purposes, but instead will be tested for impairment periodically. To the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. However, core deposit and other intangibles recorded by us in connection with the merger will be amortized to expense over their estimated useful lives. These intangibles also will be subject to periodic impairment analyses and, if impaired, the carrying value will be written down to implied fair value with a corresponding charge to earnings. Community Plus Savings Bank's results of operations will be included in our income statement after completion of the merger.

Completion of the Merger

            The closing of the merger will take place on a date designated by us within 30 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless Citizens Community Bancorp and Community Plus Savings Bank agree to a later date. See "--Conditions to Completing the Merger." On the closing date, Citizens Community Federal will file articles of combination with the Office of Thrift Supervision to effect the merger. The merger will become effective at the time stated in the articles of combination.

            We currently expect to complete the merger in the second calendar quarter of 2005. However, neither Citizens Community Bancorp nor Community Plus Savings Bank can guarantee when or if the conditions precedent to consummation of the merger will be satisfied.

NEXT PAGE

Conditions to Completing the Merger

            The respective obligations of Citizens Community Bancorp and Community Plus Savings Bank to effect the merger are subject to the satisfaction or waiver of the conditions specified in the merger agreement, including:

(1)	approval of the merger agreement by our shareholders and Community Plus Savings Bank's members;
(2)	each party fulfilling their obligations under the merger agreement;
(3)	the continued accuracy of each party's representations and warranties;
(4)	obtaining regulatory approval from the Office of Thrift Supervision with such approval not containing a condition or requirement that would so materially affect the economic benefits of the merger that, had the condition been known, we would not have entered into the merger agreement;

(5)	the absence of any order, decree, or injunction of a court or agency of competent jurisdiction that would prevent the completion of the merger;
(6)	receiving officers' certificates from each other that confirm that each party's representations and warranties are materially true and that the party has performed in all material respects all of its obligations under the merger agreement; and

(7)	obtaining all necessary third party consents to the merger.

            Our obligation to close is also contingent on the absence of any event or occurrence that would have or will reasonably result in any material adverse effect on Community Plus Savings Bank.

            We cannot guarantee that all of these conditions will be satisfied or waived.

Representations and Warranties

            Each party has made certain customary representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must generally remain accurate in all material respects through the completion of the merger. A party can terminate the merger agreement if the other party's representations and warranties are not true and correct and have a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find detailed information concerning these representations and warranties in Article III of the merger agreement located in Appendix A.

Cooperation and Conduct of Business; Agreement Not to Solicit Other Proposals

            Each party has agreed, between the signing of the merger agreement and the completion of the merger, to cooperate in completing the merger and to avoid taking any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to complete the merger. In addition, Community Plus Savings Bank has agreed not to initiate, solicit, encourage or facilitate any acquisition proposal with a third party. An acquisition proposal means any proposal or offer with regard to:

  any merger, consolidation, share exchange, business combination, or other similar transaction involving Community Plus Savings Bank;

  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Community Plus Savings Bank's assets, in a single transaction or series of transactions; or

  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            Despite the agreement not to solicit other acquisition proposals, the Community Plus Savings Bank board of directors may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that Community Plus Savings Bank has entered into a confidentiality agreement with the third party and the board of directors determines in good faith:

  after consultation with and based upon the written advice of its legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law; and

NEXT PAGE

  after consulting with its financial advisor, that such proposal would be more favorable to the Community Plus Savings Bank members than the Citizens Community Federal merger, taking into consideration all legal, financial, regulatory and other aspects of the acquisition proposal and the entity making the proposal (i.e., a "superior proposal").

            If Community Plus Savings Bank determines that such unsolicited acquisition proposal is a superior proposal, Community Plus Savings Bank will have the right to terminate the merger agreement. However, before terminating the merger agreement, Community Plus Savings Bank must first provide us with three business days to match or exceed the terms of the superior proposal.

Waiver and Amendment

            Any provision in the agreement may be modified at any time by a written agreement between the parties. Additionally, any provision may be waived by the party benefitting from such provision.

Terminating the Merger Agreement

            Citizens Community Bancorp and Community Plus Savings Bank can agree at any time not to complete the merger, even if our shareholders and Community Plus Savings Bank's members have approved it. Also, either Citizens Community Bancorp or Community Plus Savings Bank can decide, without the consent of the other, to terminate the merger agreement:

  if the merger is not completed by December 31, 2005, unless the failure to complete the merger by that time is due to the failure of the party seeking to terminate the agreement to perform or observe its obligations set forth in the merger agreement;

  if any required shareholder or member approval is not obtained (provided that the party seeking to terminate the merger agreement on this basis has complied with its obligations to seek the approval of its shareholders and/or members as required under the merger agreement);

  if a required regulatory approval is denied or a governmental agency issues an order that precludes the consummation of the merger;

  if the other party materially breaches a representation, warranty or covenant that cannot be cured within 30 days and the effect of such breach (1) has or is reasonably likely to have a material adverse effect on the breaching party, and (2) precludes the breaching party from satisfying, in all material respects, any of its obligations under the merger agreement;

  by either party if the other party's board of directors does not recommend, or withdraws its recommendation, to its shareholders or members, as applicable, that such shareholders or members approve the merger; and

  by Community Plus Savings Bank, if the Community Plus Savings Bank board of directors authorizes Community Plus Savings Bank to enter into an agreement that the board determines is a superior proposal to the merger agreement with Citizens Community Federal (as described above). Community Plus Savings Bank must provide Citizens Community Federal within three business days to match or exceed such superior proposal.

Termination Fee and Reimbursement of Expenses

            If the merger agreement is validly terminated by either party due to the other party's material and willful or intentional breach of any of its representations, warranties, covenants or agreements under the merger agreement, then the breaching party must pay the other party a termination fee of $175,000. We would also be entitled to the $175,000 termination fee if the merger agreement is terminated because Community Plus Savings Bank's board authorizes it to enter into a merger agreement with a third party.

NEXT PAGE

Pro Forma Financial Information

            The following unaudited pro forma consolidated condensed combined balance sheet as of December 31, 2004 and unaudited pro forma consolidated condensed combined statement of operations for the three months ended December 31, 2004 and for the year ended September 30, 2004 give effect to the pending merger, accounted for as a purchase. Because we have a September 30 fiscal year end and Community Plus Savings Bank has a December 31 fiscal year end, Community Plus Savings Bank's historical information has been adjusted to correspond to our fiscal year end. For the year ended September 30, 2004, Community Plus Savings Bank's historical information was calculated by adding the results for the nine months ended September 30, 2004 and the results for the three months ended December 31, 2003.

            The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of Citizens Community Bancorp and Community Plus Savings Bank under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma consolidated condensed combined statement of operations for the three months ended December 31, 2004 give effect to the merger as if the merger had been consummated on October 1, 2004. The unaudited pro forma consolidated condensed combined statement of operations for the year ended September 30, 2004 give effect to the merger as if the merger had been consummated on October 1, 2003. The unaudited pro forma consolidated condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

            You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the historical consolidated financial statements of Citizens Community Bancorp and Community Plus Savings Bank, including the respective notes to those statements. The pro forma information is intended for informational purposes only and is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

NEXT PAGE

Citizens Community Bancorp and Community Plus Savings Bank
Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet
as of December 31, 2004
(In thousands)

	Historical
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma Adjustments	Pro Forma Combined
ASSETS:
Cash and cash equivalents	$ 4,639	$12,375	$ ---	$ 17,014
Investment securities held to maturity	---	1,967	---	1,967
Investment securities available for sale	---	2,106	---	2,106
Total investment securities	---	4,073	---	4,073
Loans receivable, net	158,949	28,073	(598)	186,424
Office properties and equipment, net	2,267	896	(109)	3,055
Federal Home Loan Bank stock	925	279	---	1,204
Accrued interest receivable	465	109	---	574
Core deposit intangible	342	---	1,749	2,091
Goodwill	---	---	4,905	4,905
Other assets	959	624	---	1,583
Total assets	$168,546	$46,430	$5,947	$220,923

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits	$129,073	$41,966	$ 18	$171,057
Federal Home Loan Bank advances	18,500	---	---	18,500
Other liabilities	1,174	332	534	2,040
Total liabilities	$148,747	$42,298	$ 552	$191,597
Stockholders' equity:
Common stock	30	---	6	36
Additional paid-in capital	9,042	---	9,521	18,562
Retained earnings	11,830	4,120	(4,120)	11,830
Unearned ESOP shares	(1,103)	---	---	(1,103)
Accumulated other comprehensive (net of tax)	---	11	(11)	---
Total shareholders' equity	19,799	4,131	5,395	29,326
Total liabilities and shareholders' equity	$168,546	$46,430	$5,947	$220,923

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

NEXT PAGE

Citizens Community Bancorp
and Community Plus Savings Bank
Unaudited Pro Forma Consolidated CondensedCombined Statement of Operations
For the Three Months Ended December 31, 2004
(In thousands)

	Historical
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$2,635	$ 302	$ 19	$2,956
Other	22	84	---	106
Total interest and dividend income	2,657	386	19	3,062
Interest expense	787	102	(1)	888
Net interest and dividend income	1,870	284	20	2,174
Provision for loan losses	100	6	---	106
Net interest income after provision for loan losses	1,770	278	20	2,068
Noninterest income:
Service charges on deposit accounts	194	---	---	194
Insurance commissions	99	---	---	99
Other	68	13	---	81
Loan fees and service charges	4	---	---	4
Total noninterest income	365	13	---	378
Noninterest expense:
Salary and related benefits	1,062	182	15	1,259
Occupancy-net	161	46	(1)	206
Office	153	63	---	216
Data processing	77	23	---	100
Amortization of core deposit intangible	---	---	60	60
Other	343	60	---	403
Total noninterest expense	1,796	374	74	2,244

Income before income tax expense	339	(83)	(54)	202
Income tax expense	139	(38)	(21)	80
Net income	$ 200	$ (45)	$ (33)	$ 122

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

NEXT PAGE

Citizens Community Bancorp and Community Plus Savings Bank
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
For the Year Ended September 30, 2004
(In thousands)

	Historical
	Citizens Community Bancorp	Community Plus Savings Bank	Pro Forma Adjustments	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$9,544	$ 1,970	$ 75	$11,589
Other	75	205	---	280
Total interest and dividend income	9,619	2,175	75	11,869
Interest expense	2,889	416	(6)	3,299
Net interest income	6,730	1,759	81	8,570
Provision for loan losses	396	13	---	409
Net interest income after provision for loan losses	6,334	1,746	81	8,161

Noninterest income:
Service charges on deposit accounts	784	---	---	784
Insurance commissions	309	---	---	309
Other	259	37	---	296
Loan fees and service charges	17	---	---	17
Total noninterest income	1,369	37	---	1,406
Noninterest expense:
Salary and related benefits	3,987	686	58	4,731
Occupancy-net	630	160	(4)	786
Office	546	267	---	813
Data processing	301	96	---	397
Amortization of core deposit intangible	---	---	240	240
Other	859	269	---	1,128
Total noninterest expense	6,323	1,478	294	8,095
Income before income tax expense	1,380	305	(213)	1,472
Income tax expense	543	106	(83)	566
Net income	$ 837	$ 199	$ (130)	$ 906

See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

NEXT PAGE

Notes to the Unaudited Pro Forma Consolidated Condensed
Combined Financial Statements

A.        Basis of Presentation

            The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position or results of operation that would have resulted had the merger been consummated as of or for the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed in the second quarter of calendar year 2005.

            The unaudited pro forma consolidated financial information reflects the application of the purchase method of accounting. Under this method, the assets and liabilities of Community Plus Savings Bank will be recorded at their estimated fair values at the effective time. As described in the accompanying notes, the estimated fair values of the assets and liabilities of Community Plus Savings Bank have been combined with the historical carrying amounts of the assets and liabilities of Citizens Community Bancorp and subsidiaries. However, changes to pro forma adjustments reflected herein are expected as valuations of assets and liabilities are completed and additional information becomes available. Accordingly, the final combined amounts will differ from the pro forma combined amounts presented herein.

            The unaudited pro forma consolidated condensed combined statement of operations for the three months ended December 31, 2004 give effect to the merger as if the merger had been consummated on October 1, 2004. The unaudited pro forma consolidated condensed combined statements of operations for the year ended September 30, 2004 give effect to the merger as if the merger occurred on October 1, 2003. The unaudited pro forma consolidated condensed combined balance sheet assumes the merger was consummated on December 31, 2004. Certain reclassifications have been included in the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined statements of operations to conform the presentation.

            Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized as follows:
Estimated fair values for the assets and liabilities of Community Plus Savings Bank were obtained as follows:

             Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

             Investment and Mortgage-Backed Securities. Fair values for securities are based on quoted market prices.

             Stock in Federal Home Loan Bank and Other Restricted Equity Securities. No ready market exists for these stocks and they have no quoted market value; however, redemption of these stocks has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

             Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. The allowance for loan losses as recorded is deemed to be a reasonable estimate of the credit adjustment.

             Office Properties and Equipment. The fair value of office properties is based on management's best estimate of current fair value. The book value of equipment is deemed to be a reasonable estimate of fair value.

             Deposits. The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on certificate accounts.

             Identifiable Intangible Assets. A fair value for the core deposit intangible asset was estimated by calculating a 5.13% premium on core deposits of $34.1 million.

             Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

NEXT PAGE

            The discount on loans will be accreted to interest income over eight years so as to approximate a constant yield to maturity. The fair market value adjustment for deposits will be accreted to interest expense over three years so as to approximate a constant yield to maturity. The decrease in premises to fair value will be accreted over a 30-year period as a reduction to expense.

B.        Purchase Accounting Adjustments

             Purchase accounting adjustments are estimated as follows (In thousands):

Decrease value of investments	$ 0
Decrease value of building	(109)
Decrease value of loans	(598)
Increase liability for term deposits	(18)
Increase pension liability	(220)
Core deposit intangible recorded	1,749
Deferred tax liability	(314)

Total	490
Equity of Community Plus	4,132

Total fair value of net assets acquired	$4,622

            Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

C. Calculation of Goodwill

            Excess of cost over the fair value of net assets acquired for the merger was calculated as follows (in thousands):

Cost	$9,250
Business combination costs	277

Total cost	9,527
Fair value of net assets acquired	4,622

Total excess of cost over the fair value of net assets acquired	$4,905

D. Pro Forma Income Statement Adjustments

            Pro forma income statement adjustments that were calculated for the merger are as follows (In thousands):

	For the Year Ended September 30, 2004 Income (Expense)	For the Three Months Ended December 31, 2004 Income (Expense)

Accretion of discount on investments	$0	$0
Accretion of discount on loans receivable	$75	$19
Accretion of fair value adjustment for building	$4	$1
Accretion of fair value adjustment for term deposits	$6	$1
Provision for deferred compensation	($58)	($15)
Income tax expense	$83	$21
Amortization of core deposit intangible asset	($240)	($60)

Total adjustments	($130)	($33)

            Income tax benefit is adjusted using a combined effective tax rate of 39%.

NEXT PAGE

            The following table summarizes the estimated net future impact of the amortization of the purchase accounting adjustments, including the provision for officer and director deferred compensation, made in connection with the merger on our results of operations (in thousands):

Fiscal Years Ended September 30,	Net Increase (Decrease) In Net Income of Amortized Amounts

2005	($133)
2006	($135)
2007	($141)
2008	($143)
2009	($146)
2010 and thereafter	($229)

E.        Transfer of Capital

            Amounts reclassed from Retained Earnings and Accumulated Other Comprehensive Income represent recognized value of Community Plus Savings Bank.

F.        Issuance of Shares to Citizens Community MHC

            Based on the average closing price of common stock of $14.41 per share, the issuance of 641,915 shares of common stock of Citizens Community Bancorp, $.01 par value, is reflected by an increase of $6,000 to common stock and a increase of $9.5 million to additional paid-in capital.

G.        Earnings Per Share

            When presented, basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Because the initial stock offering by Citizens Community Bancorp was not completed until March 29, 2004, per share earnings data is not meaningful and is therefore not presented.

NEXT PAGE

Community Plus Savings Bank Management's Discussion and
Analysis of Financial Condition and Results of Operations

Community Plus Savings Bank Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2004 and 2003

            The following analysis of Community Plus Savings Bank's results of operations and financial condition at and for the years ended December 31, 2004 and 2003 should be read in conjunction with the financial statements and accompanying notes of Community Plus Savings Bank presented on pages F-1 through F-16 in this proxy statement.

Comparison of Financial Condition at December 31, 2004 and 2003

            Community Plus Savings Bank's total assets increased by $838,000, or 1.8%, to $46.4 million at December 31, 2004, from $45.6 million at December 31, 2003 primarily from an increase in available-for-sale investment securities and cash and cash equivalents partially offset by a decrease in net loans receivable. Cash and cash equivalents increased $3.8 million, or 46.3% to $12.0 million at December 31, 2004 from $8.2 million at December 31, 2003. Net loans receivable decreased by $4.9 million, or 14.9%, to $28.1 million at December 31, 2004, from $33.0 million at December 31 2003. The decrease in loans reflects a slowdown of residential real estate loan originations during the year ended December 31, 2004. Investments, including time deposits and stock in the Federal Home Loan Bank, increased by $5.2 to $15.8 million at December 31, 2004 from $10.6 million at December 31, 2003, due to the increase in investment in corporate notes.

            Total deposits increased $631,000, or 1.5%, to $42.0 million at December 31, 2004 from $41.3 million at December 31, 2003. The increase in deposits was primarily due to an increase in time deposits and share accounts, partially offset by a decrease in money market accounts. Retained earnings increased $88,000, or 2.2%, to $4.1 million at December 31, 2004 from $4.0 million at December 31, 2003 due to net income for the year ended December 31, 2004.

Comparison of Operating Results for the Years Ended 2004 and 2003

            General. Net income decreased $159,000, or 64.9%, to $86,000 for the year ended December 31, 2004 from $245,000 for the year ended December 31, 2003. The decrease in net income resulted primarily from a decrease in net interest income of $237,000.

            Interest Income. Total interest income decreased by $313,000, or 15.3%, to $1.7 million for the year ended December 31, 2004 from $2.0 million for the year ended December 31, 2003. The decrease was due to a decline in the average yield on interest-earning assets to 3.9% for the year ended December 31, 2004 from 4.7% for the year ended December 31, 2003 as well as a decrease in the average balance of loans.

            Interest Expense. Total interest expense decreased $75,000, or 15.5%, to $410,000 for the year ended December 31, 2004 from $485,000 for the year ended December 31, 2003. The decrease in interest expense resulted from a decrease in the average cost of deposits to 1.2% for the year ended December 31, 2004 from 1.5% for the year ended December 31, 2003 reflecting lower market interest rates during the period.

            Net Interest Income. Net interest decreased by $237,000, or 15.2%, to $1.3 million for the year ended December 31, 2004 from $1.6 million for the year ended December 31, 2003, primarily as a result of a decrease in Community Plus Savings Bank's net interest spread from 3.4% during the year ended December 31, 2003 to 2.8% for the year ended December 31, 2004. The decrease reflected a further reduction in origination of first mortgages and in interest rates. Community Plus Savings Bank's net interest margin decreased to 3.02% during the year ended December 31, 2004, from 3.54% for the year ended December 31, 2003.

            Provision for Loan Losses. Community Plus Savings Bank establishes provisions for loan losses, which are charged to operations, at a level necessary to absorb losses inherent in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loan loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires judgments that are susceptible to significant revision as more information becomes available or as future events change. Based on Community Plus Savings Bank's evaluation of these factors, management made a $19,000 provision for the year ended December 31, 2004 as compared to a $45,000 provision for the year ended December 31, 2003. The allowance for loan losses was $41,000, or 0.15% of loans outstanding at December 31, 2004, as compared with $53,000, or 0.16% of loans outstanding at December 31, 2003.

            Noninterest Income. Noninterest income decreased by $19,900, or 6.0%, to $311,000 for the year ended December 31, 2004, as compared to $331,000 for the year ended December 31, 2003. Community Plus Savings Bank recognized nonrecurring losses on the sale of a company-owned vehicle of $5,000, which reduced noninterest income during the year ended December 31, 2004.

NEXT PAGE

            Noninterest Expense. Noninterest expense decreased by $14,000, or 0.9%, to $1.5 million for the year ended December 31, 2004 from $1.5 million for the year ended December 31, 2003. The decrease was primarily attributable to a drop in charges for nonsufficient funds.

            Income Tax Expense. The provision for income taxes decreased to $28,000 for the year ended December 31, 2004 from $107,000 for the year ended December 31, 2003. The decrease was partly due to Community Plus Savings Bank's lower level of income before taxes of $114,000 for the year ended December 31, 2004, compared with $351,000 for year ended December 31, 2003.

NEXT PAGE

Stock Ownership of Directors and Executive Officers and More Than 5% Owners.

            The following table sets forth, as of the ____________, 2005 voting record date, information regarding share ownership of: (1) those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Citizens Community Bancorp common stock other than directors and executive officers; (2) each director of Citizens Community Bancorp; (3) each "named" executive officer of Citizens Community Bancorp; and (4) all current directors and executive officers of Citizens Community Bancorp as a group.

            The address of each of the beneficial owners, except where otherwise indicated, is the same address as Citizens Community Bancorp. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Citizens Community Bancorp.

            Beneficial ownership is determined in accordance with the rules of the SEC. As of the record date, there were 3,041,750 shares of Citizens Community Bancorp common stock outstanding. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after ________, 2005 are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person's percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owners	Number of Shares Beneficially Owned(1)	Percent of Common Stock Outstanding
Beneficial Owners of More Than 5% Other than Directors and Named Executive Officers
Citizens Community MHC 2174 EastRidge Center Eau Claire, Wisconsin 54701	2,063,100	67.8%
Citizens Community Bancorp Employee Stock Ownership Plan Trust(2) 2174 EastRidge Center Eau Claire, Wisconsin 54701	119,236	3.9%

Directors and Named Executive Officers
Directors:
Richard McHugh(3)	92,152	3.0%
Thomas C. Kempen	7,192	*
Brian R. Schilling	1,292	*
Donna E. Talmage	1,192	*
David B. Westrate	44,182	1.5%
James G. Cooley(4)	62,405	2.1%
Named Executive Officers:
John D. Zettler	7,385	*
Johnny W. Thompson	4,703	*
Directors and executive officers of Citizens Community Bancorp and Citizens Community Federal as a group (10 persons)	243,254	8.0%

___________________________________

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power. Shares beneficially owned by the directors and named executive officers do not include any options currently exercisable or exercisable within 60 days of _____, 2005.
(2)	Represents shares held by the ESOP. Of these shares, none have been allocated to accounts of participants. Pursuant to the terms of the ESOP, each ESOP participant has the right to direct the voting of shares of Citizens Community Bancorp common stock allocated to his or her account.
(3)	Includes 10,400 shares held by Mr. McHugh's spouse.
(4)	Includes 10,000 shares held by Mr. Cooley's spouse and 5,000 shares held by children living with Mr. Cooley.
*	Less than 1% ownership.

NEXT PAGE

Stockholder Proposals and Nominations

            Proposals that shareholders seek to have included in the proxy statement for our next annual meeting must be received by us no later than August 26, 2005. To be considered for presentation at next year's annual meeting, although not included in the proxy materials for that meeting, any shareholder proposal must be received at Citizens Community Bancorp's executive office at least five days prior to next year's annual meeting. Any shareholder proposal will be subject to the requirements of the proxy rules adopted by the United States Securities and Exchange Commission.

            Our bylaws, a copy of which may be obtained from us, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders, including director nominations. Our bylaws provide that any shareholder may bring business before an special meeting provided the shareholder files a notice with the Corporate Secretary at least five (5) days before the special meeting.

Where You Can Find More Information

            As a public company, we are obligated to file special, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, our public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the Securities and Exchange Commission at "http://www.sec.gov."

            We have supplied all information contained in this proxy statement relating to us, and Community Plus Savings Bank has supplied all information relating to Community Plus Savings Bank.

            You should rely only on the information contained or incorporated by reference in this document to vote your shares or cast your votes at the meeting. Neither Citizens Community Bancorp nor Community Plus Savings Bank has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated ____________, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders shall not create any implication to the contrary.

Form 10-KSB

            A copy of the Form 10-KSB (without exhibits) for the fiscal year ended September 30, 2004, as filed with the Securities and Exchange Commission, will be furnished without charge to all persons who were shareholders of Citizens Community Bancorp as of ________, 2005 upon written request to Corporate Secretary, Citizens Community Bancorp, 2174 EastRidge Center, Eau Claire, Wisconsin 54701.

BY ORDER OF THE BOARD OF DIRECTORS James G. Cooley President and Chief Executive Officer

Eau Claire, Wisconsin
________, 2005

NEXT PAGE

INDEX TO COMMUNITY PLUS SAVINGS BANK FINANCIAL
STATEMENTS

NEXT PAGE

Report of Independent Auditors

Board of Directors
Community Plus Savings Bank

We have audited the balance sheets of Community Plus Savings Bank as of December 31, 2004 and 2003, and the related statements of income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Plus Savings Bank as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Andrews Hooper & Pavlik P.L.C.

Saginaw, Michigan
January 21, 2005

5300 Gratiot • Saginaw, Michigan 48603 • ph 989.497.5300 fx 989.497.5353 • www.ahpplc.com

NEXT PAGE

Community Plus Savings Bank

Balance Sheets

	December 31
	2004	2003

Assets
Cash and cash equivalents	$12,010,706	$ 8,220,787
Investment securities:
Securities held to maturity (market value: $1,957,336 in 2004 and $2,358,969 in 2003)	1,966,755	2,358,755
Securities available for sale	2,105,781	-

Total investment securities	4,072,536	2,358,755
Loans, net of allowance for loan losses	28,073,438	33,003,776
Accrued interest receivable	108,744	106,895
Property and equipment	896,466	908,026
Federal Home Loan Bank stock	279,100	229,900
CenCorp Capital Share Deposit	364,600	351,800
Other assets	624,089	412,072

Total assets	$46,429,679	$45,592,011

Liabilities and equity
Deposits:
Interest bearing	$33,795,980	$33,416,455
Noninterest bearing	8,170,100	7,918,695

Total deposits	41,966,080	41,335,150
Accrued interest, expenses and other liabilities	332,089	213,865

Total liabilities	42,298,169	41,549,015
Equity:
Retained earnings	4,120,341	4,034,702
Accumulated other comprehensive income, net of tax	11,169	8,294

Total equity	4,131,510	4,042,996

Total liabilities and equity	$46,429,679	$45,592,011

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Statements of Income

	Year ended December 31
	2004	2003

Interest income
Interest and fees on loans	$1,467,993	$1,902,478
Interest on investment securities	260,082	138,217

Total interest income	1,728,075	2,040,695
Less interest on deposits	409,861	485,402

Net interest income	1,318,214	1,555,293
Provision for loan losses	19,104	44,924

Net interest income after provision for loan losses	1,299,110	1,510,369

Other income
Service charges	311,255	331,164

Other expenses
Compensation and benefits	702,502	646,344
Office operations	521,928	537,336
Occupancy	170,166	155,108
Operating expenses	101,830	151,706

Total other expenses	1,496,426	1,490,494

Income before federal income taxes	113,939	351,039
Federal income taxes	28,300	106,500

Net income	$ 85,639	$ 244,539

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Statements of Changes in Equity

		Accumulated
		Other
	Retained	Comprehensive	Total
	Earnings	Income	Equity

Balance at January 1, 2003	$3,790,163	$ 2,816	$3,792,979
Comprehensive income:
Net income for 2003	244,539		244,539
Other comprehensive income:
Change in unrealized gains (losses) on securities available for sale and deferred compensation investments, net of taxes of $2,822		5,478	5,478
Total comprehensive income			250,017

Balance at December 31, 2003	4,034,702	8,294	4,042,996

Comprehensive income:
Net income for 2004	85,639		85,639
Other comprehensive income:
Change in unrealized gains (losses) on securities available for sale and deferred compensation investments, net of taxes of $1,481		2,875	2,875
Total comprehensive income			88,514

Balance at December 31, 2004	$4,120,341	$11,169	$4,131,510

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Statements of Cash Flows

	Year ended December 31
	2004	2003

Operating activities
Net income	$ 85,639	$ 244,539
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	19,104	44,924
Depreciation	95,946	91,658
Net loss on disposal of property and equipment	4,837	355
Deferred federal income tax	3,900	12,200
Changes in operating assets and liabilities:
Decrease (increase) in accrued interest receivable	(1,849)	13,258
Decrease (increase) in other assets	(203,568)	992,455
Increase (decrease) in accrued interest, expenses and other liabilities	112,843	(76,849)

Net cash provided by operating activities	116,852	1,322,540

Investing activities
Purchases of investment securities held to maturity	(197,000)	(2,259,969)
Proceeds from maturities of investment securities held to maturity	589,000	192,220
Purchases of investment securities available for sale	(2,109,874)	-
Proceeds from maturities of investment securities available for sale	-	750,000
Net decrease (increase) in loans	4,911,234	(3,378,689)
Purchases of property and equipment	(109,223)	(122,371)
Proceeds from sale of property and equipment	20,000	25,000
Increase in Federal Home Loan Bank stock	(49,200)	(54,900)
Increase in CenCorp Capital Share Deposit	(12,800)	(26,600)

Net cash provided by (used in) investing activities	3,042,137	(4,875,309)

Financing activities
Net increase in interest bearing deposits	379,525	1,129,500
Net increase in noninterest bearing deposits	251,405	308,085

Net cash provided by financing activities	630,930	1,437,585

Net increase (decrease) in cash and cash equivalents	3,789,919	(2,115,184)
Cash and cash equivalents at beginning of year	8,220,787	10,335,971

Cash and cash equivalents at end of year	$12,010,706	$ 8,220,787

Supplemental information
Cash paid during the year for interest	$417,267	$504,550
Cash paid during the year for income taxes	75,200	96,700

See accompanying notes.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements

December 31, 2004

1. Accounting Policies

Nature of Operations

Through April 2004, Community Plus Savings Bank (the "Bank") was a state chartered mutual savings bank. In April 2004, the Bank converted to a federally chartered mutual savings bank. The Bank offers a variety of deposit products, including checking accounts, savings accounts, time deposits, and short-term deposits to customers in Southeastern Michigan. The Bank conducts lending activities in the residential mortgage markets and in the consumer installment marketplace.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize loan losses, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated loan losses. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the estimated loan losses may change in the near term. However, the amount of the change cannot be estimated.

Statement of Cash Flows

For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Bank had approximately $10,829,000 in 2004 and $7,580,000 in 2003 in interest-bearing deposits at Central Corporate Credit Union.

Concentrations

Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of cash and temporary cash investments. At times during the year and at year end, cash balances held at financial institutions were in excess of federal insurance limits. The Bank places its temporary cash investments with high-credit, quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Bank believes no significant concentration of credit risk exist with respect to these cash investments.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

1. Accounting Policies (continued)

Investment Securities

The Bank has classified its investment securities as trading (none), available-for-sale or held-to-maturity securities.

Investment securities held to maturity are those securities for which the Bank has the positive intent and ability to hold to maturity. These securities are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the straight-line method over the period to maturity.

Investment securities available for sale are those securities not classified as trading or held-to-maturity securities. Unrealized holding gains and losses, net of tax, are reported as a net amount in a separate component of equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the straight-line method over the period to maturity.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, which is adjusted monthly based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, the provision for depreciation is computed principally by the straight-line method based over the useful lives of the assets.

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock is recorded and traded at cost and can only be sold to the FHLB or another member institution. The Bank is required to maintain an investment in FHLB stock equal to one percent of the net permanent home mortgage loan portfolio. At December 31, 2004 and 2003, the Bank's investment in FHLB stock exceeded the required amount.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

1. Accounting Policies (continued)

CenCorp Capital Share Deposit

Central Corporate Credit Union (CenCorp) requires that a capital share deposit be maintained for full participation as a member. The deposit is equal to one-eighth percent of each member bank's total assets, and is not insured by the NCUSIF. Interest on the deposit is paid quarterly based on available earnings at interest rates approved by CenCorp's Board of Directors. In the event a member withdraws from CenCorp, the deposit would be repaid in three equal annual installments.

Federal Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Interest on Loans

Interest on loans is recognized over the term of the loan and is calculated using the simple interest method on principal amounts outstanding. Accrual of interest is discontinued at the time a loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Employee Benefits

The Bank has a 401(k) plan covering substantially all employees. Employees who are 21 years and older, and who have completed one year of service are eligible. Contributions to the plan are discretionary and totaled $23,800 in 2004 and $17,300 in 2003.

The Bank has a non-qualified deferred compensation plan for certain key employees as determined by the Board of Directors. Currently, only the Bank's president is participating in the Plan. The participants elect to have certain amounts withheld from compensation and contributed to the Plan. The Bank may make a matching or discretionary contribution. Participants are immediately vested in participant contributions and related income/loss. For employer contributions, participants become 100% vested on the third anniversary of the date that such amounts are credited to their account. The Plan's investments are held in a "Rabbi Trust" which is subject to the Bank's creditors upon liquidation. Therefore, the amounts are included in the Bank's financial statements.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

1. Accounting Policies (continued)

Employee Benefits (continued)

Amounts withheld from participant's compensation as well as Bank contributions are recorded as compensation expense in the year contributed. Changes in the fair value of the assets are recorded in accumulated comprehensive income with the change in their fair value of the liability recorded as compensation expense. Amounts recorded as compensation expense approximated $60,800 in 2004 and $39,000 in 2003.

As defined in the Plan document, if a change in control occurs, each participant shall be paid their entire account balance in a single lump sum.

2. Investment Securities

Investment securities have been classified in the financial statements according to management's intent. The amortized cost of investment securities and their approximate market values at December 31, were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value

Securities held to maturity
2004
Negotiable certificates of deposit	$1,966,755	-	$ 9,419	$1,957,336

2003
Negotiable certificates of deposit	$2,358,755	$ 214	-	$2,358,969

Securities available for sale
2004
Corporate bonds	$1,000,000	-	$12,180	$ 987,820
Mortgage-backed securities	1,109,874	$8,087	-	1,117,961

	$2,109,874	$8,087	$12,180	$2,105,781

2003
Corporate bonds	-	-	-	-
Mortgage-backed securities	-	-	-	-

	-	-	-	-

At December 31, 2004, all of the certificates of deposit and corporate bonds incurred unrealized losses, as noted above. All of the losses are considered temporary and have been outstanding for less than 12 months.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

2. Investment Securities (continued)

The amortized cost and approximate market value of debt securities at December 31, 2004 by contractual maturity are as follows. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Held to Maturity		Available for Sale

	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value

Due in one year or less	$1,278,755	$1,176,165	-	-
Due after one year through five years	688,000	781,171	$1,000,000	$ 987,820
Mortgage-backed securities	-	-	1,109,874	1,117,961

	$1,966,755	$1,957,336	$2,109,874	$2,105,781

3. Loans

The Bank grants installment loans, real estate mortgage, home equity lines-of-credit, and VISA/MasterCard loans to customers primarily in its area of operation. While the loan portfolio is diversified, the customers' ability to honor their debt is partially dependent on the local economy. The Bank's service area is primarily dependent on the manufacturing (automotive and other) and education industries. Generally, installment loans are collateralized by various items of personal property and mortgage loans are collateralized by residential real estate with a loan-to-value ratio not exceeding 80 percent. The composition of loans at December 31 is as follows:

	2004	2003

Installment loans	$ 1,485,565	$ 2,251,576
Real estate mortgage	23,392,934	27,305,496
Home equity line-of-credit	2,149,372	2,117,582
VISA/MasterCard	735,166	816,747
Net deferred loan origination costs/fees	351,137	565,185

Total loans	28,114,174	33,056,586
Less allowance for loan losses	40,736	52,810

Net loans	$28,073,438	$33,003,776

An analysis of changes in the allowance for loan losses follows:

	2004	2003

Balance at beginning of year	$ 52,810	$ 61,138
Net (charge-offs) recoveries:
Loans charged-off	(39,774)	(62,610)
Recoveries	8,596	9,358

Net charge-offs	(31,178)	(53,252)
Provision for loan losses	19,104	44,924

Balance at end of year	$ 40,736	$ 52,810

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

3. Loans (continued)

In accordance with the loan policy, interest is not accrued on any loan for which payment in full of interest or principal is not expected. A nonaccrual loan may be restored to accrual status when none of its principal is due and unpaid or when it otherwise becomes well secured and in the process of collection. Total loans held by the Bank in nonaccrual status were $-0- at December 31, 2004 and $1,300 at December 31, 2003.

The Bank capitalizes loan origination costs and amortizes the costs over five years. During 2003, the Bank had numerous loans refinance and additional loan origination costs capitalized. During 2004, the Bank evaluated the capitalized origination costs and determined that the amount was overstated. Although much of the overstatement related to 2003, the Bank determined that the amount was not material to retained earnings and the restatement of prior year financial statements was not required. Therefore, the Bank wrote off approximately $132,000 of loan origination costs during 2004.

4. Property and Equipment

A summary of property and equipment at December 31 follows:

	2004	2003

Land and land improvements	$ 358,746	$ 318,176
Building and improvements	760,698	760,698
Furniture and equipment	267,930	236,167

	1,387,374	1,315,041
Less accumulated depreciation	(490,908)	(407,015)

	$ 896,466	$ 908,026

5. Deposits

Deposit account balances at December 31 are summarized as follows:

	2004	2003

Interest bearing:
Savings and club accounts	$12,451,131	$12,455,739
Money market accounts	12,625,813	12,955,929
Time certificates:
Under $100,000	6,624,658	6,346,201
Over $100,000	1,250,267	823,271
IRA accounts	844,111	835,315

Total interest bearing	33,795,980	33,416,455
Non-interest bearing checking accounts	8,170,100	7,918,695

	$41,966,080	$41,335,150

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

5. Deposits (continued)

Certificates of deposit maturing in years ending December 31 are as follows:

2005	$5,175,797
2006	1,058,545
2007	773,841
2008	584,442
2009 and thereafter	282,300
$7,874,925

6. Federal Income Taxes

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant temporary differences which comprise the deferred tax assets and liabilities of the Bank as of December 31 are approximately as follows:

	2004	2003

Deferred tax assets:
Provision for loan losses	$13,800	$17,900
Deferred compensation	46,200	25,700
Other	700	1,000

Total deferred tax assets	60,700	44,600

Deferred tax liabilities:
Depreciation	29,400	18,100
Deferral of loan fees	23,100	18,500
Unrealized gain on securities invested in deferred compensation plan and available- for-sale securities	5,800	4,300
Other	12,000	8,100

Total deferred tax liabilities	70,300	49,000

Net deferred tax liabilities	$ (9,600)	$ (4,400)

The net deferred tax liability is recorded in the balance sheet under accrued interest, expenses and other liabilities.

The components of federal income tax expense at December 31 are as follows:

	2004	2003

Current	$24,500	$ 94,300
Deferred	3,800	12,200

	$28,300	$106,500

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

6. Federal Income Taxes (continued)

A reconciliation between federal income tax expense and the amount computed by applying the statutory federal income tax rate to income before federal income taxes at December 31 is as follows:

	2004	2003

Income tax on pretax income at 34%	$ 38,700	$119,400
Rate differences and other	(10,400)	(12,900)

	$ 28,300	$106,500

7. Commitments and Contingencies

In the normal course of business, there are various outstanding commitments, such as commitments to extend credit and guarantees, which are not reflected in the accompanying financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Letters of credit are conditional commitments issued generally by the Bank to guarantee the performance of a customer to a third party. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

Collateral held varies, but may include residential real estate, automobiles and other personal property. All commitments have credit risk essentially the same as that involved in extending loans to customers and are subject to the Bank's normal credit policies. Outstanding loan commitments (including lines of credit) were approximately $3,151,000 at December 31, 2004 and $3,250,000 at December 31, 2003. Management does not anticipate any losses as a result of these transactions.

The Bank has entered into an agreement for the lease of office space. The lease payments for this lease are $3,000 per month, annual rent was $36,000 during 2004 and 2003. The projected minimum rental payments under the term of the lease at December 31, 2004 are as follows:

2005	$ 36,000
2006	36,000
2007	39,000
2008	39,600
2009 and thereafter	125,400
$276,000

In addition, the Bank leases office space to a mortgage company. The lease payments for this lease are $1,782 per month. Annual income was $20,658 during 2004 and $18,480 during 2003.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

8. Related Party Transactions

Certain directors and executive officers of the Bank (including their immediate families and companies in which they have 10% or more ownership) are deposit and loan customers of the Bank. The terms of the transactions involving these accounts were made in the ordinary course of business at normal credit terms including interest rates and collateralization, and do not represent more than a normal risk of collection. Total loans to these customers approximated $-0- at December 31, 2004 and $8,000 at December 31, 2003. The Bank held related party deposits of approximately $135,000 at December 31, 2004 and $167,000 at December 31, 2003.

9. Stock Issuance Costs

During 2004, the Bank incurred approximately $127,000 in costs related to a potential initial public offering (IPO). Subsequent to incurring the costs, the Bank entered into negotiations related to a potential merger (see Note 11). Since the merger is still in the preliminary stages and has not been finalized, the Bank considers the IPO a viable option if the merger does not occur. Therefore, the Bank has capitalized the costs on the balance sheet in the other asset line item. If the merger is finalized or the IPO is no longer a viable option, the costs will be expensed. If the merger is not finalized and the Bank continues with the IPO, the costs will be offset against additional paid in capital upon completion of the IPO.

10. Capital Requirements

The Bank is subjected to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct, material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average adjusted assets (as defined). Management believes that as of December 31, 2004 the Bank meets all capital adequacy requirements to which it is subject.

As of August 18, 2003, the most recent notification from the Office of Financial and Insurance Services of the State of Michigan, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

NEXT PAGE

Community Plus Savings Bank

Notes to Financial Statements (continued)

10. Capital Requirements (continued)

The Bank's actual capital amounts and ratios are also presented in the following table:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total risk-based Capital (to risk-weighted assets)	$4,170,000	18.5%	1,808,160	8.0%	$2,260,200	10.0%
Tier I Capital (to risk- weighted assets)	4,119,000	18.2%	904,080	4.0%	1,356,120	6.0%
Tier I Capital (to average adjusted assets)	4,119,000	8.9%	1,856,440	4.0%	2,320,550	5.0%

December 31, 2003
Total risk-based Capital (to risk-weighted assets)	3,972,000	15.2%	2,093,440	8.0%	2,616,800	10.0%
Tier I Capital (to risk- weighted assets)	3,914,000	15.0%	1,046,720	4.0%	1,570,080	6.0%
Tier I Capital (to average adjusted assets)	3,914,000	8.6%	1,827,760	4.0%	2,284,700	5.0%

11. Subsequent Events

Subsequent to December 31, 2004, the Bank entered into a merger agreement with another Bank. The agreement is in the preliminary stages and has not been approved by the banking regulators or the shareholders of either bank.

Proxy Card

REVOCABLE PROXY

CITIZENS COMMUNITY BANCORP
SPECIAL MEETING OF SHAREHOLDERS

___________, 2005

             The undersigned hereby appoints James G. Cooley and Richard McHugh as the official Proxy Committee of the Board of Directors with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of Citizens Community Bancorp, which the undersigned is entitled to vote at the Special Meeting of Shareholders ("Meeting"), to be held at the Citizens Community Federal offices at Banbury Place, Building D-02, Suite 319, 800 Wisconsin Street, Eau Claire, Wisconsin., on Friday, ____________, 2005, at _:_0 p.m., local time, and at any and all adjournments thereof. The Board of Directors recommends a vote "FOR" the listed proposals.

            This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of the proposals set forth herein.

		VOTE FOR	VOTE AGAINST	ABSTAIN

1.	The approval of the issuance of _______ shares of common stock, $0.01 par value, of Citizens Community Bancorp, subject to adjustment, to Citizens Community MHC pursuant to the Agreement and Plan of Merger, dated as of January 6, 2005, by and among Citizens Community MHC, Citizens Community Bancorp, Citizens Community Federal and Community Plus Savings Bank, pursuant to which Community Plus Savings Bank will merge with and into Citizens Community Federal.

2.	Such other matters that may properly come before the Meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Back of Card

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

             This proxy may be revoked at any time before it is voted by delivering to the Secretary of Citizens Community Bancorp, on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Citizens Community Bancorp common stock, or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy. If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

             The undersigned acknowledges receipt from Citizens Community Bancorp, prior to the execution of this Proxy, the Notice of Special Meeting, a Proxy Statement.

Dated: _________________________, 2005
PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER
SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER
Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

END